Exhibit T3C

INN OF THE MOUNTAIN GODS RESORT AND CASINO

APACHE TRIBE OF THE MESCALERO RESERVATION

AND EACH OF THE GUARANTORS PARTY HERETO

9.25% SENIOR NOTES DUE 2023

INDENTURE

Dated as of [●], 2020

UMB Bank, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
311(a)	8.11
(b)	8.11
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	8.06
(b)	11.03
(b)(2)	8.06
(c)	8.06; 14.02
(d)	N.A.
314(a)	4.03; 14.05
(b)	11.01
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	11.03
(e)	14.05
(f)	N.A.
315(a)	8.01
(b)	8.05
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	2.09
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	2.12
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE
Exhibit C	FORM OF NOTATION OF GUARANTEE

INDENTURE dated as of [●], 2020, among Inn of the Mountain Gods Resort and Casino, the Apache Tribe of the Mescalero Reservation, the Guarantors (as defined herein) and UMB Bank, N.A., as trustee.

The Company (as defined herein), the Tribe (as defined herein), the Guarantors and the Trustee (as defined herein) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“2010 Notes” means the Company’s 12% Senior Notes due 2010.

“2010 Notes Documents” means the 2010 Notes, the related guarantees and the 2010 Notes Indenture.

“2010 Notes Indenture” means the Indenture dated as of November 3, 2003, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time, pursuant to which the 2010 Notes were issued.

“2020 Notes” means the New 2020 Notes and the Original 2020 Notes.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes and PIK Notes) issued under this Indenture in accordance with Sections 2.02 and 4.11 hereof, as part of the same series as the Initial Notes.

“Adjusted Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (1) the Company’s Consolidated Cash Flow for such period plus any Permitted Tax Payments paid during such period to (2) the Company’s Fixed Charges for such period, in each case calculated with such adjustments for the applicable period that are appropriate and consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Annual Amount” has the meaning ascribed thereto in the Credit Agreement as in effect on the date of this Indenture, regardless of whether or not such agreement remains in effect.

“Annual Service Payment” means, with respect to each Fiscal Year ending on or after September 30, 2020, a distribution by the Company to the Tribe in an amount (if a positive number) equal to (A) the product of (1) 0.30 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $30.0 million, plus (B) the product of (l) 0.10 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $40.0 million.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Management Agreement” means a management agreement with a Qualified Management Company that has been approved by the NIGC and provides for the management of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) by such Qualified Management Company.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of any Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed to not be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a disposition of assets between or among the Company and/or the Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests to the Company or any of the Restricted Subsidiaries;

(4) a Restricted Payment or Permitted Investment that is not prohibited bySection 4.09 hereof;

(5) the sale or other disposition of inventory, receivables or other assets in the ordinary course of business;

(6) the sale or other disposition of gaming equipment and hotel furniture, fixtures and equipment in the ordinary course of business pursuant to established programs for the maintenance and upgrading of such assets;

(7) the sale or other disposition of property that has become worn out, obsolete or damaged or otherwise unsuitable for use;

(8) the disposition of cash or Cash Equivalents in the ordinary course of business;

(9) the creation of a Permitted Lien and any foreclosure thereon;

(10) an Event of Loss;

(11) any operating lease or sublease in the ordinary course of business; and

(12) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. Notwithstanding the foregoing, the amount of Indebtedness represented by a sale and leaseback transaction that results in a Capital Lease Obligation will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the “Secured Parties” under the Credit Agreement, the administrative agent under the Credit Agreement and (ii) in the case of the Notes Obligations or the holders of Notes, the Collateral Agent.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BIA” means the Bureau of Indian Affairs.

“Business Day” means each day other that is not a Legal Holiday.

“Cage and Operating Cash” means cash held by the Company and the Guarantors in the ordinary course of their Gaming business and cash which is reasonably required to be kept on hand for the operation of the Company’s and the Guarantors’ Resort Business.

“Capital Expenditures” means, during any period, the aggregate of all expenditures of the Company and the Guarantors during such period, without duplication, that are required to be capitalized under GAAP, excluding any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Loss Proceeds (other than Excess Loss Proceeds).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP; provided that in no event will any amounts due pursuant to a lease that would have been categorized as an operating lease in accordance with GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board be categorized as a Capital Lease Obligation.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Qualified Bank; provided that the aggregate amount of all such certificates, time deposits, bankers’ acceptances, overnight deposits and demand deposits at any one time outstanding under clause (3) of this definition shall not exceed $2.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (a) of the definition of “Qualified Bank”;

(5) commercial paper having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casino Apache” means Casino Apache, an unincorporated enterprise of the Tribe.

“Casino Apache Travel Center” means Casino Apache Travel Center, an unincorporated enterprise of the Tribe.

“Change of Control” means the occurrence of any of the following:

(1) the Company ceases to be an unincorporated unit, instrumentality or subdivision of the government of the Tribe or any Principal Guarantor ceases to be a wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe;

(2) the Company and the Principal Guarantors cease to have the exclusive legal right to conduct the Gaming operations of the Tribe (other than pursuant to an Approved Management Agreement);

(3) the Company or any Principal Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into any other Person, other than the Company, a Principal Guarantor or any other wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe that becomes a Principal Guarantor; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company or a Principal Guarantor unless such plan provides for the assets of the Company or such Principal Guarantor to be transferred to the Company or one of its Restricted Subsidiaries.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “collateral” referred to in the Notes Collateral Documents.

“Collateral Agent” means UMB Bank, N.A.

“Compact” means the Tribal-State Compact for Regulation of Class III Gaming on the Tribe’s Reservation in Mescalero, New Mexico, dated August 29, 1997, entered into between the Tribe and the State of New Mexico pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et seq. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

“Company” means Inn of the Mountain Gods Resort and Casino, a business enterprise of the Tribe, and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows, without duplication:

(1) plus any provision for taxes based on the income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; provided that payments due the State of New Mexico under the Compact shall not be considered taxes on the income or profits of the Company;

(2) plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(3) plus depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(4) plus to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by such Person or any of its Restricted Subsidiaries from any Person (other than such Person or any of its Restricted Subsidiaries) in respect of any Investment for such period;

(5) plus any fees, expenses or charges relating to (a) the existence of a default or event of default under the New 2020 Notes Indenture, the Original 2020 Notes Indenture and the 2010 Notes Indenture, (b) the restructuring or repayment of the 2020 Notes and the 2010 Notes or (c) the transactions contemplated by the Offering Memorandum; and

(6) minus non-cash items increasing such Consolidated Net Income for such period other than (i) the accrual of revenue and (ii) reversal of an accrual after the date of this Indenture that reduced Consolidated Cash Flow, in each case in the ordinary course of business, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles shall be excluded.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Amended and Restated Loan Agreement, dated as of the date of this Indenture, among the Company, the Guarantors, the Tribe and BOKF, NA, dba Bank of Albuquerque, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time.

“Credit Agreement Documents” means the Credit Agreement and any documents executed pursuant thereto, including any documents securing any obligations thereunder, in each case, as in effect from time to time.

“Credit Facilities” means, with respect to the Company or any of the Guarantors, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long term Indebtedness, including any notes, bonds, mortgages, guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.11 hereof) and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian for DTC with respect to Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have a “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” means each of the accounts maintained by the Company or a Guarantor and pledged to the Collateral Agent pursuant to the terms of the Security Agreement, and into which certain amounts shall be deposited as set forth in Section 4.08 hereof.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement dated as of the date of this Indenture among the Company, the Guarantors, BOKF, NA, dba Bank of Albuquerque and the Trustee, as amended or supplemented from time to time in accordance with its terms, and each control agreement required under the Security Agreement.

“Depositary” means, with respect to Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to such Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or a Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or a Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.09 hereof.

“Employee Benefits Payments” means any and all payments made to the Tribe by the Company and the Guarantors to reimburse the Tribe for the cost of providing to the employees of the Company and the Guarantors any:

(1)	health or dental plan;

(2)	workers’ compensation insurance coverage;

(3)	unemployment coverage; and

(4)	pension plan (which may include benefits for retirement, death and/or disability);

provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1) FF&E securing Indebtedness pursuant to Liens described in clause (16) of the definition of “Permitted Liens”;

(2) the Tribal Loan;

(3) (a) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law and (b) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property (in each case, which are not individually, or in the aggregate, material to the Resort Property or the Resort Business) to the extent that a grant of a Lien thereon (i) would require the consent of unaffiliated third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to obtain such consent or (ii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code, any section of the Tribal UCC or any other applicable law); provided, that, with respect to the foregoing clauses (a) and (b), immediately upon the ineffectiveness, lapse or termination of any such prohibition, the provisions that would be so breached, such breach, default or termination or immediately upon the obtaining of any such consent, in each such case, the Excluded Assets shall automatically thereupon not include, and the Company shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

(4) any assets transferred by the Company or either of the Guarantors to a Person other than the Company or either of the Guarantors in transactions not prohibited by Section 4.09 hereof;

(5) all personal property constituting assets of the Tribal Gaming Commission and reasonably required to be owned or otherwise in the possession of the Tribal Gaming Commission for the proper discharge of the Tribal Gaming Commission’s responsibilities under the Tribal Gaming Ordinance; and

(6) all personal property of the Company or any Guarantor used directly in the Tribe’s provision of customary essential governmental services, such as those related to health, safety and welfare.

“Excluded Business” means:

(1) any activity that constitutes an “essential government function” as defined in Section 7871(e) of the Code;

(2) any activity relating to (a) the production, purchase, sale or delivery of fuel or energy, (b) providing health care, emergency, safety, education or telecommunication services or (c) mining;

(3) any museum or cultural center;

(4) the sale of hunting licenses and activities related to camping and fishing on the Tribe’s Reservation in Mescalero, New Mexico, including the sale of licenses therefor, in each case by a Tribal Party (other than the Company or any of the Guarantors);

(5) Mescalero Forest Products, Mescalero Tribal Fish Hatchery, Mescalero Cattle Growers, Mescalero Gas Company, Mescalero Apache Telecom, the Mescalero Tribal Store located at 190 Chiricahua Plaza, Mescalero, New Mexico, Mescalero Care Center and Mescalero Apache Ceremonials and Rodeo;

(6) the ownership and operation of automated teller machines;

(7) any reasonable expansion or extension of a business or commercial activity set forth in clause (4), (5) or (6) above; and

(8) any other business or commercial activity owned or operated by a Tribal Party (other than the Company or any of the Guarantors); provided that (a) within 45 days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days of the end of each Fiscal Year, the Company shall provide to the Trustee a list of such businesses and commercial activities and the aggregate Fair Market Value thereof and (b) if such aggregate Fair Market Value exceeds $750,000, the Company shall within ten days of the date such list is provided to the Trustee designate (and provide the Trustee with written confirmation of such designation) one or more of such businesses or commercial activities as no longer constituting an Excluded Business so that the aggregate Fair Market Value of all businesses or commercial activities constituting an Excluded Business pursuant to this clause (8) shall be no more than $750,000, and such business or commercial activity shall no longer constitute an Excluded Business beginning on the 20th day after the date such list is provided to the Trustee.

“Existing Indebtedness” means the New 2020 Notes, Original 2020 Notes, Senior PIK Notes due 2020 and 2010 Notes, in each case outstanding on the date of this Indenture after giving effect to the transactions to occur on such date as described in the Offering Memorandum, and the aggregate amount outstanding and available to be borrowed under the Tribal Loan on the date of the Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Management Board.

“FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Company.

“Fiscal Quarter” means the three-month period beginning on any January 1, April 1, July 1 or October 1.

“Fiscal Year” means the period beginning on October 1 of a year and ending on September 30 of the following year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA or any other gaming activity authorized under the Compact.

“Gaming Law” means the provisions of the Compact and laws and regulations relating to Gaming of any jurisdiction to which the Company, any Guarantor or the Tribe is subject at any time.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct Gaming activities of the Company, a Guarantor or the Tribe including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the U.S. government, any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the NIGC and the BIA, or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company, a Guarantor or the Tribe.

“Global Note Legend” means the legend set forth in Section 2.06(f)(1) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, Notes in global form deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06 hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America, the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the Company thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Gross Revenues” means, for any period, all revenues comprised of money, instruments, credit to a securities or deposit account, or other assets received, directly or indirectly, from the Resort Business, including, without limitation, the total amounts wagered on Class II and Class III games (but in the case of such revenues, net of prizes and payouts), admissions fees (including table or card fees), food and beverage sales, and rental from lessees, sublessees, licensees or concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) who are not Restricted Subsidiaries of the Company, business interruption insurance proceeds, and proceeds from litigation and other claims against third parties; provided that Gross Revenues shall not include (i) proceeds of any Indebtedness, (ii) any contributions by or on behalf of Tribe, (iii) proceeds of condemnation or, exclusive of proceeds of business interruption insurance, proceeds of insurance not reimbursing any costs previously treated as an operating expense, (iv) Promotional Allowances, (v) credit card slips and other accounts receivable (until money, instruments or a credit to a securities or deposit account is received in respect thereof), (vi) Permitted Tax Payments, (vii) Net Proceeds, (viii) Net Loss Proceeds and (ix) net proceeds from the ownership and operation of automated teller machines.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means each of Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods, Ski Apache (each of which is wholly owned by the Company) and any other entity that becomes a guarantor of the Notes pursuant to Section 4.18 hereof.

“Hedging Obligations” means, with respect to any Person,

(1) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) the obligations of such Person under other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered on the books of the registrar, which in the case of Global Notes shall be DTC’s nominee.

“IGRA” means the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et seq., as the same may, from time to time, be amended.

“IMG Resort & Casino” means the Inn of the Mountain Gods Resort and Casino, a casino and hotel operated as a business enterprise of the Tribe.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person, in an amount equal to the lesser of the amount of such Indebtedness and the market value of the assets subject to such Lien (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person (in an amount equal to the lesser of the amount of such Guarantee and such Indebtedness).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the Notes issued under this Indenture on the date hereof.

“Inn of the Mountain Gods” means the Inn of the Mountain Gods, an unincorporated enterprise of the Tribe.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of July 17, 2018, among BOKF, NA, dba Bank of Albuquerque, as First Lien Lender, UMB Bank, N.A. as Second Lien Trustee, and UMB Bank, N.A., as Third Lien Trustee, and acknowledged and agreed by the Company, the Guarantors and the Tribe, as amended as between the First Lien Lender, the New Second Lien Trustee and the Existing Second Lien Trustee by the Omnibus Notice of Refinancing and Acknowledgements Under Intercreditor Agreement, dated as of the date of this Indenture, among BOKF, NA, dba Bank of Albuquerque, as First Lien Lender, UMB Bank, N.A., as New Second Lien Trustee, UMB Bank, N.A., as Existing Second Lien Trustee, and UMB Bank, N.A., as Third Lien Trustee, and acknowledged and agreed by the Company, the Guarantors and the Tribe, and as further amended from time to time.

“Interest Reserve Account” means a trust account held by the Trustee under this Indenture and into which accruing cash interest on the Notes is required to be transferred monthly as set forth under Section 4.07 hereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of this Indenture, then the Company will be deemed to have made an Investment as provided in Section 4.20 hereof. The acquisition of a Person that holds an Investment or Investments in any third Person(s) in an aggregate amount in excess of 10% of the total assets of such Person will be deemed to be an Investment in that third Person in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of the Investment held by the acquired Person in that third Person.

“Key Project Assets” means:

(1) any real property or interest in real property held in trust for the Tribe by the United States comprising the Resort Property;

(2) any improvements to the real property comprising the Resort Property (but excluding any improvements determined by the Company to be no longer useful to the operations of the Resort Property); and

(3) any material business records relating to the operation of the Resort Business.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Liquidity Amount” means the aggregate amount of unrestricted cash and Cash Equivalents held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all unrestricted funds held or required to be held in the Deposit Accounts and all unrestricted Cage and Operating Cash) and the amount of borrowings available under the Tribal Loan.

“Management Board” means the Management Board of the Company or any authorized committee of the Management Board of the Company, as applicable.

“Monthly Service Payment” means a monthly distribution by the Company to the Tribe not to exceed $1,027,462.68; provided that such amount shall increase by 1.00% on each September 30 following the issuance of the Initial Notes.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any asset sale not in the ordinary course of business (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; provided that, for purposes of Section 4.09 hereof, any expense accrual for revenue sharing amounts and regulatory fees payable under the Compact and the revenue sharing agreement entered into in connection therewith, and any gains as a result of any reversals of such expense accruals, shall be included in Net Income.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or a Restricted Subsidiary in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject of such Event of Loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets or in respect of retained liabilities established in accordance with GAAP.

“New 2020 Notes” means the Company’s 9.25% Senior 1st-Out Notes due 2020 issued under the New 2020 Notes Indenture.

“New 2020 Notes Documents” means the New 2020 Notes, the related guarantees, the New 2020 Notes Indenture and all pledge agreements, collateral assignments, security agreements and other documents or instruments evidencing, creating or providing for a Lien as security for any of the Obligations of the Company and the Guarantors with respect thereto, including without limitation the Intercreditor Agreement, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time.

“New 2020 Notes Indenture” means the Indenture dated as of July 17, 2018, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time, pursuant to which the New 2020 Notes were issued.

“NIGC” means the National Indian Gaming Commission.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries, except to the extent of any Investment permitted under Section 4.09 hereof, (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which Indebtedness the lenders thereunder will not have any recourse to Resort Property.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means the Company’s 9.25% Senior Notes due 2023 issued under this Indenture. Unless the context otherwise requires, references to “Notes” for all purposes of this Indenture (including, without limitation, waivers, amendments and redemptions) include any PIK Notes and Additional Notes that are issued, and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment. The Initial Notes, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any PIK Notes and any Additional Notes.

“Notes Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, each Deposit Account Control Agreement (at such time as such Deposit Account Control Agreement is in effect), all UCC filings related to the security interests granted by any of the foregoing documents and all other pledge agreements, collateral assignments, security agreements and other documents or instruments evidencing, creating or providing for a Lien as security for any of the Obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees or any of the foregoing documents, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Notes Collateral Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Confidential Offering Memorandum and Consent Solicitation Statement relating to the exchange of 2020 Notes for the Notes dated as of November 18, 2020, as it may be supplemented or amended from time to time.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Original 2020 1st-Out Notes” means the Company’s 9.25% Senior 1st-Out Notes due 2020 issued under the Original 2020 Notes Indenture.

“Original 2020 Notes” means the Original 2020 1st-Out Notes and the Senior PIK Notes due 2020.

“Original 2020 Notes Documents” means the Original 2020 Notes, the related guarantees, the Original 2020 Notes Indenture and all pledge agreements, collateral assignments, security agreements and other documents or instruments evidencing, creating or providing for a Lien as security for any of the Obligations of the Company and the Guarantors with respect thereto, including without limitation the Intercreditor Agreement, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time.

“Original 2020 Notes Indenture” means the Indenture dated as of February 9, 2011, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time, pursuant to which the Original 2020 Notes were issued.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the board of directors or other executive office of such Person.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means:

(1) any Investment in the Company or in any of its Restricted Subsidiaries;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any of the Restricted Subsidiaries in a Person, if as a result of such investment such Person (a) becomes a Restricted Subsidiary of the Company, or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.13 hereof;

(5) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(6) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utilities and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(7) Investments received in settlement of debts owing to the Company, any Guarantor or any Restricted Subsidiary or in satisfaction of judgments or in connection with, or as a result of, a bankruptcy or other reorganization; and

(8) advances to officers, directors and employees of the Company, any Guarantor or any Restricted Subsidiary for travel, entertainment or relocation expenses and payroll advances, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding.

“Permitted Liens” means:

(1) Liens on the Collateral securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to Section 4.11(b)(1) hereof (including the Credit Agreement) and/or securing Hedging Obligations related thereto; provided that the Authorized Representative of any such Indebtedness or Obligations has become a party to the Intercreditor Agreement;

(2) Liens securing (i) the Initial Notes and the related guarantees, any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture and any Additional Notes, (ii) the Obligations of the Company and the Guarantors arising under this Indenture and the Notes Collateral Documents and (iii) any Obligations of the Company and the Guarantors arising under the New 2020 Notes Documents and the Original 2020 Notes Documents in the form thereof as of the date of this Indenture, including without limitation any increase in the principal amount of the New 2020 Notes or the Original 2020 Notes and additional notes of either such series attributable to interest thereon being paid in kind in accordance with the terms thereof as of the date of this Indenture;

(3) Liens in favor of the Company or any of its Restricted Subsidiaries; provided that such Liens are subordinate to the Liens of the Notes Collateral Documents;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(5) Liens existing on the date of this Indenture;

(6) Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(7) Liens arising by operation of law or contract in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8) Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(9) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

(10) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any Restricted Subsidiary or such Person is designated to be a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, consolidation or designation and do not extend to any assets other than those of the Person acquiring such property or merged into or consolidated with the Company or such Restricted Subsidiary, or so designated;

(11) Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

(13) Liens in favor of trustees, agents and other representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(14) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in the possession of such institutions;

(15) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.09 hereof;

(16) Liens on FF&E securing Indebtedness of the Company and the Guarantors incurred pursuant to, or in compliance with, Section 4.11(b)(11) in an aggregate amount at any one time outstanding not to exceed $5.0 million; provided that such Liens do not extend to or cover any property or assets other than the FF&E being acquired, leased, improved or constructed with the proceeds of such Indebtedness;

(17) Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(18) extensions, renewals or refunding of any Liens referred to in clauses (1) through (17) above; provided that (a) the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien and (b) the Indebtedness secured by such extended, renewed or refunded Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness securing the original Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal or refunding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (each, “Old Indebtedness”); provided that

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the applicable Old Indebtedness;

(3) if the applicable Old Indebtedness is subordinated in right of payment to the Notes or any Note Guarantee, the Permitted Refinancing Indebtedness has a final maturity date either (i) later than the final maturity date of the applicable Old Indebtedness or (ii) at least one year after the maturity date of the Notes, and is subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the applicable Old Indebtedness; and

(4) such Indebtedness is incurred by the Company or any Restricted Subsidiary which is the obligor on the applicable Old Indebtedness.

“Permitted Tax Payments” means any sales, use, hotel occupancy, admissions or other similar tax (other than income tax) imposed by the Tribe on the Company, the Guarantors, the Resort Property or the patrons of the Resort Business; provided that the rate of any such taxes shall not be more onerous than comparable taxes imposed by the State of New Mexico or its political subdivisions from time to time; provided, however, that if for any month the taxes paid to the Tribe are less than $200,000, the Company and the Guarantors will be permitted to remit to the Tribe the difference between $200,000 and the amount of taxes paid to the Tribe in order to comply with the Tribe’s special assessment school tax.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, tribe or government (including any agency, component or political subdivision thereof) or other entity.

“PIK Notes” means any Notes issued pursuant to a PIK Payment.

“Principal Guarantor” means any Guarantor that owns, operates or otherwise controls any Key Project Assets or is the holder or licensee of any Gaming License.

“Prior Credit Agreement” means the Loan Agreement dated as of July 17, 2018, among the Company, the Guarantors, the Tribe and BOKF, NA, dba Bank of Albuquerque, as in effect immediately prior to the effectiveness of the Credit Agreement.

“Promotional Allowances” means the retail value of complimentary food, beverages, merchandise and tokens for games, provided to patrons as promotional items.

“Protected Assets” means (1) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of Company or Tribe and all improvements, fixtures and accessions to such property, (2) real property and all improvements, fixtures and accessions to such real property used for tribal housing, health or general governmental services, (3) any Permitted Tax Payments, (4) any accounts (including money, securities or assets credited thereto) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than a Tribal Party and (5) any asset against which it would be a violation of federal law, state law or the Compact to enforce remedies.

“Qualified Bank” means (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better, (b) any other domestic commercial bank located within 50 miles from the Resort Property having capital and surplus in excess of $100.0 million, (c) First National Bank of Alamogordo or (d) BOKF, NA, dba Bank of Albuquerque; provided, however, that the amounts on deposit in any Deposit Accounts maintained with First National Bank of Alamogordo shall be collateralized by cash collateral, U.S. government mortgage backed securities, U.S. government agency securities and/or Treasury bills of the United States, to the extent any such amounts are not insured by the Federal Deposit Insurance Corporation.

“Qualified CFO” means (1) the individual that is the chief financial officer of the Company on the date of this Indenture and (2) any other individual that at any time prior to becoming the chief financial officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified Consultant” means (1) any Person in the business of providing operational or strategic advice to gaming enterprises with annual Consolidated Cash Flow of over $50.0 million, (2) any individual that has served as principal executive, operating or financial officer of a gaming enterprise that at the time had annual Consolidated Cash Flow of over $50.0 million or (3) any other Person that has a principal, partner, member or individual serving in substantially similar capacity that satisfies the requirements of clause (2) of this definition.

“Qualified COO” means (1) the individual that is the chief operating officer of the Company on the date of this Indenture and (2) any other individual that at any time prior to becoming the chief operating officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified Management Company” means any Person that, together with its Subsidiaries, has derived, or owns or has acquired assets that have derived, an aggregate of at least $50.0 million of Consolidated Cash Flow during the most recently completed four calendar quarters from the operation or management of gaming enterprises (other than enterprises owned by the Company and the Guarantors) located in the United States, or a Subsidiary of such Person.

“Regulation G” means Regulation G as it appears in Part 244 of Title 17 of the Code of Federal Regulations.

“Regulation S-K” means Regulation S-K as it appears in Part 229 of Title 17 of the Code of Federal Regulations.

“Regulation S-X” means Regulation S-X as it appears in Part 210 of Title 17 of the Code of Federal Regulations.

“Relative” means a spouse, registered domestic partner, parent (natural or adoptive), brother or sister (includes half-brother and half-sister), child (natural or adopted), stepparent, stepbrother, stepsister, stepchild, grandparent or grandchild, in-law, niece, nephew, cousin, great-grandparent, aunt, uncle, legal ward or legally appointed guardian with a certified letter of guardianship.

“Representation Letter” means the letter substantially in the form of Exhibit G to the 2010 Notes Indenture, executed on February 9, 2011, by the Company, the Guarantors and the Tribe.

“Resort Business” means, collectively, (a) any Gaming, lodging, skiing, golf, hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Company and the Guarantors, (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing; provided, however, that Resort Business shall not include any Excluded Business.

“Resort Property” means all real and personal property (and any interest therein) owned by any of the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing, used in connection with or produced by the Resort Business, IMG Resort & Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe and located in and around Mescalero, New Mexico, as the same may now or hereafter exist, together with any extensions or improvements thereto; provided, however, that Resort Property shall not include any real and personal property (or any interest therein) used or produced by any Excluded Business.

“Responsible Officer”, when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Sharing and Regulatory Fees” means revenue sharing, regulatory or other fees the Tribe may be required to pay to the State of New Mexico with respect to the gaming operations conducted by the Company and the Guarantors pursuant to the laws of the State of New Mexico, any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, or other agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the date of this Indenture among the Company, the Guarantors, the Tribe and the Trustee, as in effect on the date of this Indenture or as amended in accordance with Article 10 hereof.

“Senior PIK Notes due 2020” means the Company’s Senior PIK Notes due 2020 issued under the Original 2020 Notes Indenture.

“Services and Allocation Payments” means any and all payments made to the Tribe by the Company and the Guarantors to:

(1) reimburse the Tribe for the cost of providing auto insurance coverage to the employees of the Company and the Guarantors; provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP;

(2) pay the Tribe for telecommunication services, including, but not limited to, local and long distance telephone service, internet service, cellular service, wireless messaging and paging service, received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(3) pay the Tribe for the supply of propane received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(4) reimburse the Tribe for the cost of providing to the Company and the Guarantors payroll processing services, including, without limitation, the processing and issuance of payroll checks and payment for the reimbursement of business expenses for all Ski Apache employees and consultants; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(5) pay the Tribe the costs for providing gaming regulatory and oversight services as may from time to time be required by state or federal law or any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, including without limitation any direct out-of-pocket costs, salaries, insurance or other fees related to the provision of such services; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(6) pay to the Tribe the full amount of the Revenue Sharing and Regulatory Fees (a) required by the resolution of the arbitration and litigation pending in the New Mexico Supreme Court and Federal District Court between the Tribe and the State of New Mexico relating to the imposition of the Revenue Sharing and Regulatory Fees by the State of New Mexico under the 1997 compact between the Tribe and the State of New Mexico and (b) not disputed by the Tribe at the time or times due under applicable law, compact or agreement;

(7) reimburse the Tribe for all federal regulatory fees the Tribe is required to pay to the NIGC pursuant to IGRA; and

(8) reimburse the Tribe for all costs, fees and expenses related to or arising out of the Company’s Indebtedness owed to the BIA including, but not limited to, reimbursing the Tribe for all amounts paid by the Tribe on the Company’s Indebtedness owed to the BIA.

“Ski Apache” means Ski Apache, an unincorporated enterprise of the Tribe.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid, including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date of this Indenture, or, if such Indebtedness is incurred after the date of this Indenture, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the Notes or a Note Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Tribal Council” means the Tribal Council of the Apache Tribe of the Mescalero Reservation elected in accordance with the Tribe’s Constitution.

“Tribal Gaming Commission” shall mean the gaming regulatory committee of the Tribe established pursuant to the Tribal Gaming Ordinance.

“Tribal Gaming Ordinance” means Mescalero Apache Tribal Ordinance 03-08, enacted on August 29, 2003, as amended by Tribal Ordinance 09-13, enacted on December 9, 2009, and as amended in a manner not prohibited by this Indenture.

“Tribal Loan” means the Revolving Loan Agreement dated as of July 1, 2014, among the Company, certain of its subsidiaries and the Tribe, as amended by the First Amendment to Revolving Loan Agreement dated as of July 17, 2018 and the Second Amendment to Revolving Loan Agreement to be dated on or about the date of this Indenture, and as may be further amended, supplemented or otherwise modified from time to time.

“Tribal UCC” means the Tribe’s Secured Transactions Code, as in effect on the date of this Indenture, as it may be amended from time to time.

“Tribe” means the Apache Tribe of the Mescalero Reservation, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Trustee” means UMB Bank, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction, including, without limitation, the Tribal UCC.

“Unrestricted Subsidiary” means any Subsidiary that is designated in writing by the Company as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any of its Restricted Subsidiaries than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) except to the extent permitted under Section 4.09 hereof, is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Management Board’s resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.09 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.11 hereof, the Company shall be in default of Section 4.11 hereof).

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.11 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“Warner Entity” means an Affiliate of Mr. William Warner.

“Wholly Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section

“AAA”	15.03
“Accrued Interest Amount”	4.07
“Action”	15.01
“Affiliate Transaction”	4.14
“Asset Sale Offer”	4.13
“Authentication Order”	2.02
“Calculation Date”	1.01
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	9.03
“Credit Agreement Period”	4.08
“CT”	15.02
“Data System”	4.03
“DTC”	2.03
“Event of Default”	7.01
“Event of Loss Offer”	4.35
“Excess Cash Amounts”	3.08
“Excess Loss Proceeds”	4.35
“Excess Proceeds”	4.13
“incur”	4.11
“interest”	4.01
“Interest Deposit Date”	4.07
“Interest Payment Date”	4.01
“Legal Defeasance”	9.02
“Management Activities”	15.04
“Monthly Deposit Amount”	4.07
“New York State Courts”	15.01
“Offer Amount”	3.09
“Offer Period”	3.09
“Old Indebtedness”	1.01
“Operating and CapEx Budget”	4.26
“Paying Agent”	2.03
“Payment Default”	7.01
“PIK Determination Date”	4.01
“PIK Interest”	4.01
“PIK Payment”	2.01
“PIK Period”	Exhibit A
“Purchase Date”	3.09
“Qualified Bank Accounts”	4.08
“Registrar”	2.03
“Restricted Payments”	4.09
“Transaction Documents”	15.01
“Tribal Party”	15.01
“Withheld Amount”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. All Notes issued under the Indenture shall be issued in denominations of $1,000 and integral multiples of $1.00 in excess thereof; provided that PIK Notes shall be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

In connection with the payment of PIK Interest in respect of the Notes, the Company may, upon compliance with the conditions set forth in the Notes, without the consent of the Holders, elect to either

(i) increase the outstanding principal amount of the Notes in any amount up to the amount of such PIK Interest or (ii) issue PIK Notes under this Indenture in any amount up to the amount of such PIK Interest on the same terms and conditions as the Initial Notes (in each case, a “PIK Payment”); provided that the aggregate amount of PIK Interest paid at any time shall not cause the aggregate amount of PIK Interest paid on all Notes since the date of issuance of the Initial Notes to exceed $7.5 million.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibits A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and any increase in the principal amount pursuant to the terms thereof. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with the terms thereof or as otherwise instructed by the Company.

Section 2.02 Execution and Authentication.

One Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”), and an Officer’s Certificate and Opinion of Counsel pursuant to Section 14.04 hereof, (a) authenticate Notes for original issue that may be validly issued under this Indenture, including any PIK Notes and Additional Notes and/or (b) increase the principal amount of any Global Note as a result of a PIK Payment. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof and except as a result of any increase in the principal amount of Global Notes pursuant to the terms thereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of applicable Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date for the Notes, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes of the same series if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes of the same series and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note of the same series other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note of the same series. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject toSection 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the applicable Global Note(s) pursuant to Section 2.06(g) hereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note of the same series or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note of the same series, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note of the same series in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(1) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note of the same series or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note of the same series at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes of the same series.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes of the same series. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Definitive Notes to Definitive Notes. A Holder of Definitive Notes may transfer such Definitive Notes to a Person who takes delivery thereof in the form of a Definitive Note of the same series.

(f) Legends. The following legend will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes of the same series or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note of the same series or for Definitive Notes of the same series, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note of the same series, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.13, 4.16, 4.35 and 10.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes of the same series or Definitive Notes of the same series surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then, if payment in respect of such Notes is made by the Paying Agent, on and after the date of such payment such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes of the same series. Temporary Notes will be substantially in the form of certificated Notes of the same series but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes of the same series.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

(a) If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it will furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of Section 3.07 hereof pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

(b) At least 30 days but not more than 60 days before a redemption pursuant to the mandatory redemption provisions of Section 3.08 hereof, the Company will furnish to the Trustee an Officer’s Certificate setting forth:

(1) a statement that the redemption shall occur pursuant to Section 3.08 hereof;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased; provided, further, that if any PIK Payment has been made, Notes selected will be in amounts of $1.00 or whole multiples of $1.00. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

At least three Business Days but not more than 60 days before the date of redemption of Notes pursuant to Section 3.07 or 3.08 hereof, the Company will mail or cause to be mailed, by first class mail (or, in the case of Notes held in book-entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article 9 hereof or a satisfaction and discharge of this Indenture pursuant to Article 13 hereof.

The notice will set forth:

(1) the clause of Section 3.07 hereof pursuant to which the redemption shall occur or a statement that the Notes are being redeemed pursuant to Section 3.08 hereof, as applicable;

(2) the redemption date;

(3) the redemption price;

(4) if less than all of the outstanding Notes are being redeemed, the principal amount to be redeemed;

(5) that, after the redemption date upon surrender of any Note redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(6) the name and address of the Paying Agent;

(7) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(8) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Company may redeem all or a part of the Notes upon not less than three Business Days’ nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but not including the applicable redemption date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant, and in accordance with, to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

(a) Other than as set forth in clauses (b), (c) and (d) below, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b) Within 110 days after the end of each Fiscal Year, beginning with the Fiscal Year ending on September 30, 2021, if on the last day thereof, the Annual Amount (utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), less (1) amounts paid with respect to such Fiscal Year from the end of such Fiscal Year through the date of redemption pursuant to clauses (e) through (l) set forth under Section 4.08 and (2) the Annual Service Payment paid or to be paid with respect to such Fiscal Year pursuant to Section 4.08(m) hereof is greater than zero, then the Company will redeem the maximum principal amount of the Notes that can be redeemed with such excess amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but not including the applicable redemption date; provided that, for avoidance of doubt, no redemption pursuant to this paragraph shall cause the Liquidity Amount to be less than $10.0 million.

(c) Within 110 days of the last day of each Fiscal Year (beginning with the fiscal year ending on September 30, 2021), the Company shall redeem at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but not including the applicable redemption date, the maximum amount of Notes that can be redeemed with $1.5 million; provided that no redemption pursuant to this paragraph shall cause the Liquidity Amount to be less than $10.0 million.

(d) Within five Business Days of the receipt by the Company of net proceeds of any Indebtedness incurred after the date of this Indenture pursuant to Section 4.11(b)(1) which are required pursuant to such clause (1) to be used to repay, repurchase, redeem, defease or otherwise discharge the Notes, the Company shall redeem the maximum amount of the Notes that can be redeemed with such net proceeds at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to but not including the applicable redemption date.

(e) Any redemption pursuant to this Section 3.08 shall be made pursuant to, and in accordance with, the provisions of Section 3.01 through 3.06 hereof.

Section 3.09 Offer to Purchase by Application of Excess Proceeds or Excess Loss Proceeds.

In the event that, pursuant to Section 4.13 or 4.35 hereof, the Company is required to commence an offer to Holders to purchase Notes in an Asset Sale Offer or an Event of Loss Offer, it will follow the procedures specified below.

Each Asset Sale Offer and Event of Loss Offer, as applicable, will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the applicable Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds or Excess Loss Proceeds, as applicable (the “Offer Amount”) as follows:

(a) with respect to any Asset Sale Offer, to the purchase of all Notes tendered in response to such Asset Sale Offer on a pro rata basis or, if the aggregate purchase price of Notes that have been tendered is less than the Offer Amount, to the purchase of all Notes tendered in response to such Asset Sale Offer; and

(b) with respect to any Event of Loss Offer, to the purchase of all Notes tendered in response to such Event of Loss Offer on a pro rata basis or, if the aggregate purchase price of Notes that have been tendered is less than the Offer Amount, to the purchase of all Notes tendered in response to such Event of Loss Offer.

Payment for any Notes purchased pursuant to an Asset Sale Offer or Event of Loss Offer will be made in cash and otherwise in the same manner as interest payments are made.

If a Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name the applicable Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the applicable Asset Sale Offer or Event of Loss Offer.

Upon the commencement of an Asset Sale Offer or Event of Loss Offer, the Company will send, by first class mail (or, in the case of Notes held in book-entry form, by electronic transmission), a notice to the Trustee and each of the applicable Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer or Event of Loss Offer, as applicable, will state:

(1) that the Asset Sale Offer or Event of Loss Offer is being made pursuant to this Section 3.09 and Section 4.13 or 4.35 hereof and the length of the Offer Period;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or Event of Loss Offer may elect to have Notes purchased in integral multiples of $1,000 only or, in case any PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer or Event of Loss Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(8) that Holders whose Notes were purchased only in part will be issued new Notes of the same series equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before a Purchase Date, the Company will, to the extent lawful and subject to the above, accept for payment, Notes or portions thereof tendered pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note of the same series, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Gaming Redemption.

(a) If at any time a Gaming Regulatory Authority determines, and a holder or Beneficial Owner of any of the Notes is notified, that:

(1) the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Regulatory Authority;

(2) the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3) the holder or Beneficial Owner has been found to be unsuitable for any required license, qualification or finding of suitability;

then the Company, at its option, may:

(A) require that the holder or Beneficial Owner dispose of such holder’s or Beneficial Owner’s Notes within 30 days, or an earlier date as may be required by the applicable Gaming Regulatory Authority, of (i) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (ii) the receipt of the notice from the applicable Gaming Regulatory Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable or that such license, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(B) redeem such holder’s or Beneficial Owner’s Notes at a price equal to the least of (i) 100% of the principal amount of the Notes held by such holder or Beneficial Owner, (ii) the price paid for the Notes by such holder or Beneficial Owner, minus the amount of accrued and unpaid interest at the time of purchase by such holder or Beneficial Owner, and (iii) the current market price of the Notes, in each case, other than clause (iii), together with accrued and unpaid interest to the redemption date or such earlier date as may be required by the applicable Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Regulatory Authority.

(b) Unless otherwise required by a Gaming Regulatory Authority, any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(c) Notwithstanding any other provision of this Indenture, immediately upon a determination that a Holder or Beneficial Owner of Notes will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, such Holder or Beneficial Owner will have no further rights (1) to exercise any right conferred by this Indenture, the Notes or the Notes Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the Notes set forth in clause (a) of this Section 3.10.

ARTICLE 4

COMPANY COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest payable in cash will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest payable in cash then due. PIK Interest will be considered paid on the date due if on such date (1) if PIK Notes have been issued therefor, such PIK Notes have been issued and authenticated in accordance with the terms of this Indenture, and (2) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Trustee has increased the principal amount of Global Notes then authenticated by the required amount.

Interest on the Notes will be payable semiannually in arrears on April 1 and October 1 (each, an “Interest Payment Date”) of each year to holders of record of the Notes on the immediately preceding March 15 and September 15 and will be payable in cash; provided, that, subject to the immediately following paragraph, with respect to each Interest Payment Date, to the extent that as of the last day of the most recently completed Fiscal Quarter (a “PIK Determination Date”) ending prior to such Interest Payment Date for which financial reports have been delivered pursuant to the covenant in Section 4.03 hereof, the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement (as in effect on the date of this Indenture)) is below 1.0 to 1.0, an amount of interest payable on such Interest Payment Date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company (made by delivering an Officer’s Certificate to the Trustee), be paid by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”) in a manner further provided in the Notes; provided that the aggregate amount of PIK Interest paid at any time shall not cause the aggregate amount of PIK Interest paid on all 2023 Notes since the date of the 2023 Notes Indenture to exceed $7.5 million.

Notwithstanding the preceding paragraph, (1) the PIK Determination Date for the April 1, 2021 interest payment date will be February 28, 2021 and the Interim Fixed Charge Coverage Ratio with respect to such date will be calculated based on the period beginning October 1, 2020 and ending on February 28, 2021 and (2) the PIK Determination Date for the October 1, 2021 interest payment date will be August 31, 2021 and the Interim Fixed Charge Coverage Ratio with respect to such date will be calculated based on the period beginning October 1, 2020 and ending on August 31, 2021.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. All payments of interest on overdue principal and installments of interest shall be paid in cash.

Any references in this Indenture to “interest” shall be deemed to include any additional interest payable pursuant to the second paragraph of Section 1 of any Notes.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) The Company will publish through a reputable password protected online data system (the “Data System”), such as Intralinks or DataSite, which will require a confidentiality acknowledgment:

(1) within 90 days of the end of each Fiscal Year, an annual report of the Company containing all material information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in clause (d) of this Section 4.03 with respect thereto; provided that the annual financial statements of the Company included therein shall have been audited by a nationally recognized firm of independent accountants;

(2) within 45 days of the end of the first three Fiscal Quarters of each Fiscal Year, a quarterly report of the Company containing all material information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in clause (d) of this Section 4.03 with respect thereto; provided that the interim financial statements of the Company included therein shall have been reviewed by a nationally recognized firm of independent accountants; and

(3) current reports containing all material information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act with respect to the following Form 8-K Items if the Company had been a reporting company under the Exchange Act:

(a) Item 1.01 (Entry into a Material Definitive Agreement);

(b) Item 1.02 (Termination of a Material Definitive Agreement);

(c) Item 1.03 (Bankruptcy or Receivership);

(d) Item 2.01 (Completion of Acquisition or Disposition of Assets);

(e) Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);

(f) Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

(g) Item 2.06 (Material Impairments);

(h) Item 3.03 (Material Modification of Rights of Security Holders);

(i) Item 4.01 (Changes in Registrant’s Certifying Accountant);

(j) Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

(k) Item 5.01 (Changes in Control of Registrant);

(l) Items 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers); and

(m) Item 5.03 (Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year).

(b) Each report published pursuant to clauses (a)(1) or (a)(2) of this Section 4.03 shall disclose the Adjusted Fixed Charge Coverage Ratio for the Company’s most recently ended four full Fiscal Quarters.

(c) Notwithstanding the above, the Company shall not be required to comply with, and no report described above shall be required to include the information required by, (1) Sections 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 or Items 307 or 308 of Regulation S-K, (2) Regulation G or Item 10(e) of Regulation S-K under the Securities Act with respect to any “non-GAAP” financial information contained therein or (3) Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act.

(d) The Company will make available such information and the details regarding the conference call described below to any Holder of the Notes and to any Beneficial Owner of the Notes by posting such information and conference call details through the Data System, and will make such information and conference call details readily available to any prospective investor, any securities analyst or any market maker in the Notes who (a) agrees to treat such information as confidential or (b) accesses such information on the Data System; provided that the Company shall make readily available any password or other login information to any such prospective investor, securities analyst or market maker. In addition, the Company will distribute such information and such reports (as well as the details regarding the conference call described below) electronically to the Trustee.

(e) The Company will hold a conference call for all holders and Beneficial Owners of the Notes and securities analysts to discuss the information published pursuant to clauses (a)(1) and (a)(2) of this Section 4.03 no later than five Business Days after publishing such information.

(f) For so long as any Notes remain outstanding, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g) The Company shall file with the Trustee and provide to holders of Notes, within five days after it files them with the NIGC, copies of all reports which the Company or a Guarantor is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Notes Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Notes Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Notes Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 hereof shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that there has been a violation of any provisions of Article 4, Article 5 or Article 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

(d) Except with respect to any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Interest Reserve Account.

(a) On or before the last Business Day of each month (each such day, an “Interest Deposit Date”), the Company shall cause to be transferred from the Deposit Accounts to the Interest Reserve Account an amount of cash equal to (i) the amount of cash interest that accrued and/or will accrue on the Notes during such month (provided that for purposes of this calculation each month will be deemed to consist of 30 calendar days), less (ii) the amount of interest that the Trustee has disclosed to the Company has accrued on funds or securities in the Interest Reserve Account since the last Interest Payment Date (or, if no Interest Payment Date has occurred, since the date of this Indenture) and has not been withdrawn (such accrued and unwithdrawn amount described in the foregoing clause (ii) is referred to as the “Accrued Interest Amount” and the amount to be transferred on a particular Interest Deposit Date represented by the difference between the foregoing clauses (i) and (ii) is referred to as the “Monthly Deposit Amount”); provided, that the Company shall not be required to cause to be transferred from the Deposit Accounts to the Interest Reserve Account any Monthly Deposit Amount on any Interest Deposit Date (x) on or after the date of the Company’s duly made election to pay PIK Interest on the Notes (in accordance with the terms hereof and the Notes) on the Interest Payment Date that follows such election and (y) prior to such Interest Payment Date, in each case, so long as the Company has on or before such Interest Deposit Date caused to be transferred from the Deposit Accounts to the Interest Reserve Account since the immediately preceding Interest Payment Date amounts in aggregate equal to not less than the amount of interest the Company is required to pay in cash on the next succeeding Interest Payment Date (after giving effect to its election to pay PIK Interest on the Notes) less the Accrued Interest Amount; provided, further, that the amount of a Monthly Deposit Amount shall be reduced (the amount of any such reduction, the “Withheld Amount”) so that, immediately following such transfer, the Liquidity Amount (as defined below) shall not be less than $10.0 million; provided, further, that if on any Interest Deposit Date that occurs after an Interest Deposit Date for which there is a Withheld Amount, but prior to the next succeeding Interest Payment Date, the Liquidity Amount (after giving effect to the transfer of the Monthly Deposit Amount on such Interest Deposit Date) is greater than $10.0 million, the Company shall on such Interest Deposit Date or as promptly as practicable thereafter, transfer to the Interest Reserve Account an amount of cash equal to the lesser of (x) the amount that would cause the Liquidity Amount on such Interest Deposit Date to be equal to $10.0 million and (y) the aggregate amount of the Withheld Amounts with respect to Interest Deposit Dates that occurred since the last Interest Payment Date and for which a transfer has not been previously made pursuant to this proviso. The amount of interest accrued on funds or securities in the Interest Reserve Account shall be disclosed to the Company by the Trustee not later than the 15th day of each month and the balance of the Interest Reserve Account shall be disclosed to the Company by the Trustee as promptly as practicable upon the Company’s request. Funds in the Interest Reserve Account may be invested in Cash Equivalents or in Government Securities having a maturity prior to the next Interest Payment Date following the purchase thereof, as directed in writing by the Company.

(b) The Trustee will establish the Interest Reserve Account and maintain and hold such account and all amounts credited thereto in trust to secure all Obligations of the Company and the Guarantors with respect to the Notes. The Trustee shall apply all amounts in the Interest Reserve Account to pay on the applicable Interest Payment Date cash interest due and owing on the Notes, or, at the written direction of the Company, to pay any accrued and unpaid interest payable on any Notes that are redeemed or repurchased by the Company. After each such application, the Trustee will promptly notify the Company of such payment and the amount, if any, then remaining in the Interest Reserve Account; provided that any remaining amount shall reduce amounts next required to be transferred to the Interest Reserve Account under the first sentence of clause (a) of this Section 4.07. Notwithstanding the foregoing, the Trustee shall apply any amounts deposited in the Interest Reserve Account as a result of the application of Section 4.08(e) hereof first to redeem any PIK Notes then outstanding (or subsequently issued in respect of the applicable PIK Period), and, if any amounts so deposited remain following such application, thereafter to pay on the next succeeding Interest Payment Date cash interest due and owing on the Notes. After payment in full of all amounts owing on the Notes, or the Legal Defeasance thereof, any amounts remaining in the Interest Reserve Account shall be returned to the Company.

(c) If at 10:00 a.m. (New York City time) on the Business Day immediately preceding any Interest Payment Date, amounts then credited to the Interest Reserve Account are insufficient to pay the cash interest to be paid on the Notes on such Interest Payment Date, the Trustee shall promptly notify the Company of the amount of the deficiency by any commercially reasonable manner, including by telephone, e-mail or telephonic facsimile transmission.

(d) On the Business Day immediately succeeding the date on which the Company duly elects to pay PIK Interest in respect of the Notes in accordance with the terms of the Notes, the Trustee shall transfer from the Interest Reserve Account to the Deposit Accounts a cash amount equal to the aggregate amount of PIK Interest duly elected to be paid by the Company in accordance with the terms of the Notes or, should the amounts in the Interest Reserve Account on such date be less than the amount of the PIK Interest duly elected to be paid in accordance with the terms of the Notes, all amounts in the Interest Reserve Account on such date.

Section 4.08 Deposit and Disbursement of Revenues.

The Company shall cause all Gross Revenues of the Resort Business (other than Cage and Operating Cash) to be deposited at least twice per week into Deposit Accounts held in the name of the Company either, (i) (y) at any time during which the Credit Agreement (or any successor thereto constituting Permitted Refinancing Indebtedness secured by Liens senior in priority to those securing the Notes) is outstanding (such time, a “Credit Agreement Period”), with BOKF, NA, dba Bank of Albuquerque (or with the holder of such Permitted Refinancing Indebtedness), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), and (z) at any time other than during a Credit Agreement Period, with the entity which is acting as the Collateral Agent or (ii) with any Qualified Bank (such Deposit Accounts held pursuant to clause (i) or (ii) hereof, the “Qualified Bank Accounts”). If at any time the aggregate amount of funds and the principal amount of securities held in all Qualified Bank Accounts exceeds $2.0 million, the Company shall within two Business Days thereof transfer such excess amount into Deposit Accounts held in the name of the Company, as applicable, (A) during a Credit Agreement Period, with BOKF, NA, dba Bank of Albuquerque (or with the holder of Permitted Refinancing Indebtedness described in clause (i)(y) above), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), or (B) at any time other than during a Credit Agreement Period, with the entity which is acting as the Collateral Agent. Subject to the Deposit Account Control Agreement or any successor agreement thereto (for so long as such Deposit Account Control Agreement or any such successor agreement remains in effect), the Company and the Guarantors shall withdraw funds in the Deposit Accounts solely for the following purposes (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) and apply such funds solely as follows (in each case as of any applicable time of determination, with funds not to be applied below any level of priority set forth below at any time at which there are amounts due in respect of any higher level of priority set forth below, unless otherwise specified):

(a) First, to pay any Monthly Service Payment (or any unpaid portion thereof) with respect to any month that began on or prior to the date of such payment and has not previously been paid (other than with respect to May 2020 and June 2020);

(b) Second, so long as no Event of Default shall have occurred and be continuing (subject to the Section 7.02 hereof) and subject to the covenant described under Section 4.21 hereof, to pay or fund the payment of any amount set forth on the Operating and CapEx Budget that has been submitted to the Trustee (including without limitation Capital Expenditures permitted by, but subject to the limitations contained in, the covenant described under Section 4.21 hereof);

(c) Third, to (i) pay Obligations (as defined in the Credit Agreement (as in effect on the date of this Indenture)) in respect of any cost or expense reimbursements, fees or indemnities then due and payable under the Credit Agreement and (ii) pay scheduled principal and interest then due and payable under the Credit Agreement, including, without limitation, interest at the Default Rate (as defined in the Credit Agreement (as in effect on the date of this Indenture)) and any late charges under Section 2.9 of the Credit Agreement then due and payable under the Credit Agreement;

(d) Fourth, to make any interest payments due on the Notes and payments or transfers to the Interest Reserve Account pursuant to the covenant described under Section 4.07 hereof;

(e) Fifth, to pay any amounts due on the Notes, including, for the avoidance of doubt, any redemption of Notes required pursuant to clauses (c) and (d) of Section 3.08 hereof (or to set aside cash with the Trustee for any such redemption so long as the Company has irrevocably issued a redemption notice with respect thereto);

(f) Sixth, in addition to any redemption of the Notes required pursuant to clauses (c) and (d) of Section 3.08 hereof, to also redeem (x) the Notes in a principal amount equal to the principal amount thereof issued after the date of this Indenture in lieu of a cash payment of interest thereon and (y) the Notes in an aggregate principal amount by which the principal amount thereof was increased after the date of this Indenture in lieu of a cash payment of interest thereon, or to set aside cash with the Trustee for the redemption thereof so long as the Company has irrevocably issued a redemption notice with respect thereto;

(g) Seventh, to pay the unpaid portion of the Monthly Service Payment with respect to May 2020 and June 2020;

(h) Eighth, at the Company’s option, to make payments due on the 2020 Notes and 2010 Notes with respect to which the Company has received a written demand from the holders thereof for such payment;

(i) Ninth, if a PIK Period is in effect, to the Interest Reserve Account for application to the redemption of PIK Notes;

(j) Tenth, to make any payments due on any Indebtedness incurred in compliance with the this Indenture, including, at the Company’s option, payments due on the 2020 Notes and the 2010 Notes;

(k) Eleventh, at the Company’s option, to repay, repurchase, redeem, defease or otherwise discharge the Notes and any other Indebtedness incurred in compliance with this Indenture;

(l) Twelfth, at the Company’s option, to make Permitted Investments; and

(m) Finally, to make the Annual Service Payment within 135 days after the end of a Fiscal Year; provided that:

(1) no Event of Default shall have occurred and be continuing;

(2) prior to the payment of such Annual Service Payment, the Company shall have, independent of and in addition to any redemption of the Notes required pursuant to clauses (c) and (d) of Section 3.08 hereof, redeemed, or irrevocably issued a redemption notice for and set aside cash with the Trustee for the redemption of, (x) the Notes in a principal amount equal to the principal amount thereof issued after the date of this Indenture in lieu of a cash payment of interest thereon and (y) the Notes in an aggregate principal amount by which the principal amount thereof was increased after the date of this Indenture in lieu of a cash payment of interest thereon;

(3) prior to the payment of such Annual Service Payment, the Company shall have redeemed, or irrevocably issued a redemption notice for and set aside cash with the Trustee for the redemption of, the maximum amount of the Notes that it is then required to redeem as of such date pursuant to clause (c) of Section 3.08 hereof,;

(4) prior to the payment of such Annual Service Payment, the Company shall have redeemed, or irrevocably issued a redemption notice for and set aside cash with the Trustee for the redemption of, an aggregate principal amount of Notes equal to the amount of pay-in-kind interest paid with respect to the interest payment due on the New 2020 Notes on October 1, 2020 (independent of and in addition to any other amounts of Notes to be redeemed pursuant to the preceding clauses (2) and (3) hereof); provided that this clause (4) shall no longer apply after the first such redemption in full of such amount of pay-in-kind interest ; and

(5) the Liquidity Amount as of the end of the applicable Fiscal Year (calculated on a pro forma basis assuming such Annual Service Payment was made on such date) would have been at least $10.0 million.

Notwithstanding the foregoing or anything to the contrary herein, (1) during any Credit Agreement Period, amounts shall be paid pursuant to clauses (e) through (m) of this Section 4.08, in the order of priority established above, only until the Annual Amount in respect of the then applicable Fiscal Year of the Company has been exhausted and (2) any amounts that would have been paid pursuant to clauses (e) through (m) of this Section 4.08 absent the operation of the immediately preceding clause (1) shall remain outstanding and shall be paid if and when the operation of this Section 4.08 permits the same, it being understood that no such deferral in the payment of such amounts solely as a result of the operation of this Section 4.08 shall result in a Default or Event of Default hereunder.

Notwithstanding the foregoing or anything to the contrary herein, this covenant shall not restrict the Company from redeeming the Notes when and as required pursuant to clause (d) of Section 3.08 hereof.

Section 4.09 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) make any payment or distribution (a) to the Tribe (or any other agency, instrumentality or political subunit or Affiliate thereof other than the Company or a Guarantor) or (b) to any member of the Tribe or any Relative of a member of the Tribe (other than with respect to subclauses (a) and (b), payments made in the ordinary course of business at customary rates and otherwise on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; provided, however, that the foregoing shall not prohibit any bid preferences set forth in Section 4.14(b)(6) hereof);

(2) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Company or a Restricted Subsidiary, except (a) payments of interest or principal at the Stated Maturity thereof or (b) payments to the Company or a Guarantor; or

(3) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.09(a) hereof will not prohibit:

(1) the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2) any purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor if (a) such payment or other action is required by any agreement or instrument pursuant to which such Subordinated Indebtedness was issued as a result of a Change of Control, Asset Sale or Event of Loss and (b) the Company has purchased all Notes, if any, properly tendered pursuant to any Change of Control Offer, Asset Sale Offer or Event of Loss Offer that resulted from such event;

(3) Monthly Service Payments; provided that if any portion of a Monthly Service Payment permitted to be paid pursuant to this clause (3) is not distributed with respect to any month, such amount may be distributed in any subsequent month in addition to amount otherwise permitted to be distributed pursuant to this clause (3) during such subsequent month;

(4) Annual Service Payments;

(5) so long as no Event of Default set forth under Section 7.01(1) has occurred and is continuing, Permitted Tax Payments;

(6) Services and Allocation Payments; and

(7) Employee Benefits Payments.

Section 4.10 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(2) make loans or advances to the Company or any Restricted Subsidiary; or

(3) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

(b) The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Credit Agreement Documents, the New 2020 Notes Documents, the Original 2020 Notes Documents, the 2010 Notes Documents and the Tribal Loan, in each case as in effect on the date hereof or as permitted to be incurred pursuant to the terms thereof in effect on the date hereof;

(2) any agreement governing Indebtedness, Capital Stock or other agreements or instruments, in each case as permitted to be incurred by the terms of this Indenture; provided that the restrictions contained in any such agreement are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in this Indenture;

(3) applicable law, rule, regulation or order of the United States or any state (or their instrumentalities);

(4) agreements governing Indebtedness, Capital Stock and other agreements or instruments as in effect on the date of this Indenture;

(5) any agreement governing Indebtedness or Capital Stock of a Person acquired by the Company or a Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.15 hereof that limit the right of an obligor of such Indebtedness to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any encumbrance or restriction contained in contracts for the sale of assets permitted by this Indenture, provided that such restrictions or encumbrances relate only to the assets being sold pursuant to such contracts; and

(13) encumbrances and restrictions contained in any agreement, instrument or Capital Stock that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or Capital Stock described in clauses (1) through (12) of this Section 4.10(b), from time to time, in whole or in part; provided that the encumbrances or restrictions set forth therein are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the predecessor agreement, instrument or Capital Stock (regardless of whether the predecessor agreement, instrument or Capital Stock remains outstanding in whole or in part).

Section 4.11 Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock.

(b) The provisions of Section 4.11(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:

(1) the incurrence by the Company and the Guarantors of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $60.0 million; provided that (a) the net proceeds of any Indebtedness incurred pursuant to this clause (1) after the date of this Indenture in excess of the amount of Indebtedness outstanding on the date of this Indenture shall, in each case, be used to repay, repurchase, redeem, defease or otherwise discharge the Notes (except that, in the case of the Credit Agreement, up to $5.0 million in Protective Advances (as such term is defined in the Credit Agreement) may be incurred in accordance with the terms of the Credit Agreement and the terms of this Indenture without complying with this proviso), (b) any Indebtedness incurred under this clause (1) after the date of this Indenture shall have terms substantially similar to those in the Credit Agreement (as in effect on the date of this Indenture), including that such Indebtedness shall bear interest at a rate no higher than the interest rate then applicable to borrowings under the Credit Agreement (as in effect on the date of this Indenture) and have a final maturity date no earlier than the final maturity date of the Notes and the agent or lender under such Indebtedness shall have entered into a joinder to the Intercreditor Agreement and (c) for the avoidance of doubt, for purposes of determining compliance with this Section 4.11(b)(1), the aggregate principal amount of

Indebtedness and letters of credit incurred by the Company and the Guarantors under the Credit Agreement shall be calculated exclusive of Accrued Unpaid Interest and Fees and Expenses (each such term as defined in the Credit Agreement (as in effect on the date of this Indenture));

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes and the Note Guarantees issued on the date of this Indenture and (b) the Notes Collateral Documents;

(3) the incurrence by the Company and the Guarantors of the Existing Indebtedness;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clause (1), (2), (3), (4), (9) or (11) of this Section 4.11(b);

(5) the Guarantee by the Company or a Guarantor of any Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of thisSection 4.11;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, and the Note Guarantees, in the case of the Guarantors; provided, further, that if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness that was not permitted by this clause (6);

(7) the incurrence by the Company or a Restricted Subsidiary of Indebtedness in connection with reimbursement-type obligations regarding workers’ compensation claims, escrow agreements, and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(8) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition;

(9) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to repurchase Notes tendered in a Change of Control Offer or (b) deposited to defease the Notes pursuant to Article 9 hereof;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided such Indebtedness is repaid within five Business Days; and

(11) the incurrence by the Company or a Restricted Subsidiary of Indebtedness incurred to fund the acquisition, lease, improvement or construction of FF&E or Capital

Expenditures in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million.

(c) For purposes of determining compliance with this Section 4.11, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (11) above, the Company may, in its sole discretion, classify and reclassify such item of Indebtedness on the date of its incurrence and from time to time in any manner that complies with this covenant.

(d) Solely for purposes of determining compliance with this Section 4.11, (1) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or by increasing the principal amount of such Indebtedness, in each case in accordance with the terms of the related governing document thereof, (2) the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms and (3) amortization of original issue discount or the accretion of principal with respect to a non-interest bearing or other discount security, in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.11.

As promptly as practicable following the satisfaction of the Funding Conditions under the Credit Agreement, the Company shall incur the maximum amount of the New Money Portion of the 2020 Loan (as defined in the Credit Agreement (as in effect on the date of this Indenture)). For purposes hereof, “Funding Conditions” means the conditions to the incurrence of the New Money Portion of the 2020 Loan by the Company under the terms of the Credit Agreement as in effect on the date of this Indenture, other than those conditions that are solely ministerial in nature and/or consist of actions and requirements within the Company’s administrative control, including without limitation, the delivery by or on behalf of Company of any available opinion, certification or notice.

Section 4.12 Limitation on Subordinated Indebtedness.

None of the Company or the Guarantors will incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee on substantially identical terms or to a greater extent; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

Section 4.13 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or a Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities that would appear on the Company’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed or satisfied in connection with such Asset Sale pursuant to an agreement that fully and irrevocably releases the Company or such Restricted Subsidiary from all further liability; and

(b) any securities, notes or other obligations received by the Company or a Restricted Subsidiary in connection with such Asset Sale that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

provided, however, that the Company and the Guarantors will not be permitted to make any Asset Sale of the Equity Interests of a Principal Guarantor or any Key Project Asset or Gaming License.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply such Net Proceeds, at its option, to:

(1) to repay any Indebtedness incurred pursuant to Section 4.11(b)(1) hereof;

(2) make capital expenditures or acquire other long-term assets that are used or useful in the Resort Business; or

(3) permanently repay Indebtedness of the Company or a Restricted Subsidiary that is secured by a Lien described in clause (16) of the definition of “Permitted Liens” on the assets subject to the Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture; provided that any such investment with the proceeds received as a result of an Asset Sale with respect to Collateral shall be held in an account in which the Collateral Agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the Holders of the Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an offer (an “Asset Sale Offer”) in accordance with Section 3.09 hereof to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at a price equal to 100% of the principal amount of the Notes to be repurchased in such offer plus accrued and unpaid interest thereon to but not including the date of purchase and will be payable in cash. If the aggregate principal amount of Notes tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.13, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.13 by virtue of such compliance.

Section 4.14 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, any member of the Tribe or a Relative of any member of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $0.5 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.14(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.14(a) hereof:

(1) any employment agreement or arrangement entered into by the Company or any Restricted Subsidiary in the ordinary course of business that has been approved by a majority of disinterested members of the Management Board or, if there are no disinterested members of the Management Board, such compensation arrangement has been approved unanimously by the members of the Management Board;

(2) transactions between or among the Company and/or one or more Restricted Subsidiaries;

(3) reasonable fees and compensation paid to, and indemnities and similar arrangements provided on behalf of, the Management Board and other officers, directors or employees of the Company or any of the Restricted Subsidiaries;

(4) Restricted Payments that are not prohibited by Section 4.09 hereof;

(5) written contractual arrangements existing on the date of this Indenture and disclosed in the Offering Memorandum (including arrangements among the Company or a Guarantor and the Tribe with respect to the provision of shared and Tribal services and reasonable renewals and extensions thereof) and any renewals, extensions and modifications thereof that are not (as determined in good faith by the Management Board) materially adverse to Holders of Notes taken as a whole; and

(6) reasonable bid preferences to members of the Tribe and their businesses; provided that the difference between amounts paid in any Fiscal Year to members of the Tribe and their businesses as a result of such preferences and amounts that would have been paid in comparable transactions by the Company or a Restricted Subsidiary to an unrelated Person do not exceed $1.0 million in the aggregate.

Section 4.15 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Resort Property, except Permitted Liens.

Section 4.16 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to but not including the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder (or, in the case of Notes held in book-entry form, send by electronic transmission) (and, unless the Trustee makes the mailing or sending by electronic transmission on behalf of the Company, to the Trustee) describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

If the Company wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.16 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company, to the extent lawful, will:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (or, in the case of Notes held in book-entry form, send by electronic transmission) (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Notes will be in a principal amount of $1,000 or an integral multiple thereof (other than PIK Notes, which shall be issued in denominations of $1.00 and integral multiples of $1.00). The Company will notify the Trustee and will instruct the Trustee to notify the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.16, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.17 Sale and Leaseback Transactions.

(a) Each of the Company and the Guarantors will not enter into any sale and leaseback transaction; provided that the Company or a Guarantor may enter into a sale and leaseback transaction with respect to assets other than Key Project Assets if:

(1) the Company or a Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.11 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.15 hereof;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as set forth in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, Section 4.13 hereof.

Section 4.18 Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of this Indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor of all Notes issued under this Indenture from time to time and execute a supplemental indenture in the form attached as Exhibit B hereto and shall become party to all applicable Notes Collateral Documents and deliver to the Trustee an Opinion of Counsel relating to compliance with this Indenture and the Notes Collateral Documents and the enforceability and authorization of such Guarantee and Notes Collateral Documents.

Section 4.19 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.20 Designation of Restricted and Unrestricted Subsidiaries.

The Company’s Management Board may designate any Restricted Subsidiary (other than a Principal Guarantor) to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, the aggregate Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation. All such outstanding Investments will be deemed to constitute Permitted Investments, as applicable, in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of such Investments at the time of such designation. Such designation will only be permitted if such Permitted Investment would be permitted pursuant to the definition of “Permitted Investments,” as applicable, at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Management Board may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default or an Event of Default.

Section 4.21 Limitation on Capital Expenditures.

The Company and its Restricted Subsidiaries shall not make Capital Expenditures during any Fiscal Year in an aggregate amount in excess of $5.0 million.

Section 4.22 Preservation of Company Rights.

The Company will do or cause to be done, and will cause each Restricted Subsidiary to do or cause to be done, all things necessary to preserve and keep in full force and effect all material rights, licenses, and franchises of the Company and its Restricted Subsidiaries.

Section 4.23 Gaming Licenses.

(a) Each of the Company and the Guarantors will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of its business, provided that if, in the course of the exercise of its governmental or regulatory functions, the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Company’s or a Guarantor’s business as a result of any noncompliance with any Gaming law, the Company or such Guarantor will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Company or such Guarantor will be open and fully operating.

(b) The Company shall provide the Trustee, promptly after receipt by the Company, with any notice of non-compliance, violation, temporary closure order or assessment of civil fines from the NIGC (pursuant to IGRA) and any notice of non-compliance or violation of any Gaming Laws by any other Gaming Regulatory Authority.

Section 4.24 No Licensing of Holders.

Other than as may be required by applicable federal law or the Compact, the Company will not take any action that would cause any Holder or Beneficial Owner of the Notes, solely in its capacity as a Holder or Beneficial Owner of the Notes, to be required to obtain a Gaming License or to be required to be licensed, qualified or found suitable under the law of any jurisdiction.

Section 4.25 Ownership Interests in the Company and the Guarantors.

None of the Tribe, the Company and the Guarantors shall permit any Person (1) other than the Tribe to acquire any Ownership Interest in the Company or acquire any right to elect or appoint any member of the Management Board and (2) other than the Company or a Guarantor to acquire any Ownership Interest in any Guarantor.

Section 4.26 Provision of Monthly Operating and Capital Expenditures Budget.

The Company will, no later than five days prior to the commencement of each calendar month, beginning with the first full calendar month after the date of this Indenture, submit to the Trustee a budget of expected operating expenses and capital expenditures of the Resort Business to be paid during such month, delineating by separate line items various categories of such expenses and expenditures in reasonable detail (the “Operating and CapEx Budget”), and a schedule of any payments of principal, interest, premium or other amounts that are expected to be paid on any Indebtedness during such month; provided, that the Company shall have the right to amend any such budget at any time by submitting the amendment thereto in writing to the Trustee.

Section 4.27 Maintenance of Insurance.

(a) The Company shall, and shall cause its respective Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as are customarily carried by similar businesses with such deductibles, retentions, set insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

(b) Customary insurance coverage shall be deemed to include the following:

(1) workers’ compensation insurance to the extent required to comply with the Compact and all applicable state, territorial or U.S. laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(2) comprehensive general liability insurance with minimum limits of $1.0 million;

(3) umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $10.0 million;

(4) business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $50.0 million;

(5) property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $100,000 (other than earthquake insurance, for which the deductible may be up to 10% of such replacement value)); and

(6) all insurance required to be maintained (a) pursuant to the terms of the Compact and (b) by any Gaming Regulatory Authority.

(c) All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Company or a Restricted Subsidiary, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

Section 4.28 Limitation on Cage and Operating Cash.

The Company will not, and will not permit any Guarantor to, permit the amount of Cage and Operating Cash held by it at any time to exceed the greater of (1) an amount which is reasonably expected to be required in the ordinary course of conduct of the Company’s or such Guarantor’s Resort Businesses and (2) in the case of a Person engaged in a Gaming business, the amount required by applicable Gaming laws or the rules and regulations of any Gaming Regulatory Authority.

Section 4.29 Retention of Qualified Consultant.

If at any time after the date of this Indenture, (1) the Company’s Fixed Charge Coverage Ratio for its most recently completed four full Fiscal Quarters is less than 1.50 to 1.00 and (2) a Warner Entity was not at the end of any Fiscal Quarter managing all of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) pursuant to a management agreement that, if required by law, has been approved by the NIGC, then no later than 45 days after the unaudited or audited consolidated financial statements the Company and its Restricted Subsidiaries are required to be delivered to the Trustee after the end of such Fiscal Quarter pursuant to Section 4.03 hereof, the Company will retain a Qualified Consultant of its choice (which may be a Warner Entity) to provide recommendations to improve the operating performance of the Resort Business and provide a written report to the Company and the Trustee containing such recommendations within 45 days following such engagement; provided that the Company will be under no obligation to follow the recommendations of such consultant.

Section 4.30 Retention of Qualified Chief Operating Officer and Chief Financial Officer.

At any time that an Approved Management Agreement is not in effect, the Company’s chief operating officer will be a Qualified COO and the Company’s chief financial officer will be a Qualified CFO, in each case other than during a period not to exceed 90 days if such failure is due to the death, disability, resignation or termination of the person then acting as chief operating officer or chief financial officer.

Section 4.31 Additional Collateral.

Except for Excluded Assets, concurrently with the acquisition by the Company or any of the Guarantors of any personal property with a Fair Market Value in excess of $100,000 individually or $500,000 in the aggregate, to the extent not prohibited by any Gaming Regulatory Authority or applicable law, the Company or such Guarantor will:

(1) file such UCC financing statements or take such other actions as shall be necessary as determined by the Company or its counsel to perfect and protect the Collateral Agent’s security interest having the priority required under the Notes Collateral Documents in such assets or property and provide the Collateral Agent with evidence of the same; and

(2) promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to the enforceability and perfection of security interests).

Section 4.32 Further Assurances.

(a) The Company will, and will cause each Guarantor to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

(1) carry out more effectively the purposes of the Notes Collateral Documents;

(2) subject to the Liens created by any of the Notes Collateral Documents any of the properties, rights of interests required to be encumbered thereby;

(3) perfect and maintain the validity, effectiveness and priority of any of the Notes Collateral Documents and the Liens intended to be created thereby; and

(4) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Notes Collateral Documents or under any other instrument executed in connection herewith.

(b) Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture or any of the Notes Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Regulatory Authority), the Company will or, as applicable, will cause the Guarantors to execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any Guarantor for such governmental consent, approval, recording, qualification or authorization.

Section 4.33 Limitations on Lines of Business.

The Company and the Guarantors shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any business other than the Resort Business.

Section 4.34 Company Accountants.

The independent accounting firm that audits the Company’s annual report or reviews the Company’s interim financial statements as required by Section 4.03(a) hereof shall not at any time during its engagement by the Company be engaged to perform any services on behalf of the Tribe or any of its Affiliates (other than the Company and its Subsidiaries).

Section 4.35 Events of Loss.

(a) Within 180 days after any Event of Loss with respect to all or any portion of the Resort Property with a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) in excess of $1.0 million, the Company or a Restricted Subsidiary, as applicable, may apply or enter into an irrevocable agreement to apply the Net Loss Proceeds from such Event of Loss to (i) permanently repay Indebtedness of the Company or the Restricted Subsidiary that is secured by a Lien described in clause (1) or (16) of the definition of “Permitted Liens” on the assets subject to Event of Loss or (ii) the rebuilding, repair, replacement or construction of improvements to such Resort Property, with no concurrent obligation to make any purchase of any Notes; provided, that, with respect to clause (ii) above:

(1) the Company delivers to the Trustee within 90 days of such Event of Loss a written opinion from a reputable contractor that the Resort Property subject to such Event of Loss can be rebuilt, repaired, replaced or constructed, and in a condition that is substantially similar to its condition immediately prior to such Event of Loss within 365 days following the receipt of funds to rebuild, repair, replace or construct such Resort Property; and

(2) the Company delivers to the Trustee an Officer’s Certificate certifying that the Company expects to have available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above and, together with any anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period.

(b) Pending the final application of any Net Loss Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Loss Proceeds in any manner that is not prohibited by this Indenture; provided that any such proceeds received as a result of an Event of Loss with respect to Collateral shall be held in an account in which the Collateral Agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the Holders of the Notes.

(c) Any Net Loss Proceeds that are not reinvested as provided in clause (a) of this Section 4.35 will be deemed “Excess Loss Proceeds.” Within ten days following the date that the aggregate amount of Excess Loss Proceeds equals or exceeds $5.0 million, the Company will make an offer (an “Event of Loss Offer”) in accordance with Section 3.09 hereof to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Loss Proceeds at a price equal to 100% of the principal amount of the Notes to be repurchased in such offer plus accrued and unpaid interest thereon to but not including the date of purchase and will be payable in cash. If the aggregate principal amount of Notes tendered into an Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. To the extent that any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable laws or regulations conflict with Section 3.09 hereof or this Section 4.35, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.35 by virtue of such compliance.

(e) In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any assets that have a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) in excess of $2.0 million, the Company or applicable Restricted Subsidiary will be required to receive consideration (1) at least equal to the Fair Market Value of the property or assets subject to the Event of Loss and (2) at least 75% of which is in the form of cash or Cash Equivalents.

Section 4.36 Minimum Liquidity.

Within 10 days of the end of each calendar month (beginning with December 2020), the Company shall provide to the Trustee a schedule showing the Liquidity Amount (after giving effect to the transfer of the Monthly Deposit Amount on the related Interest Deposit Date) as of the last Business Day of such calendar month. The Liquidity Amount as of the last Business Day of each Fiscal Quarter (after giving effect to the transfer of the Monthly Deposit Amount on the related Interest Deposit Date) shall not be less than $10.0 million.

ARTICLE 5

COVENANTS OF THE TRIBE

Section 5.01 Covenants of the Tribe.

(a) The Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(1) increase or impose any tax or similar payment obligation on, the Company or any of its Restricted Subsidiaries or on any patrons of, or any activity at, the Resort Property other than:

(A) payments which are due under any agreement in effect on the date of this Indenture or any amendments thereto and as set forth in this Indenture that are not materially adverse to the rights or the economic interests of Holders of Notes;

(B) payments which correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(C) Permitted Tax Payments; or

(D) fees imposed on the Tribe by the NIGC under IGRA which directly relate to the business of the Company or any of its Restricted Subsidiaries;

(2) amend or repeal the Tribal Gaming Ordinance in effect on the date of this Indenture (unless any such amendment is a legitimate effort to ensure that the Company and the Restricted Subsidiaries conduct their Gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Company and the Restricted Subsidiaries) or restrict or eliminate the exclusive right of the Company and the Guarantors to conduct Gaming operations on any property owned or controlled by the Tribe, in each case in a manner that would be materially adverse to the rights or the economic interests of the Holders of Notes; provided that the foregoing shall never be construed or applied to permit any of the Trustee or the Holders of the Notes to engage in any management activity;

(3) amend or repeal the Constitution, the governing documents of the Company or any Restricted Subsidiary or the Tribal UCC, in each case, as in effect on the date of this Indenture or take any other action, enter into any agreement, or enact, amend, withdraw, repeal, or supersede, by referendum or otherwise, any ordinance, law, rule, resolution or regulation if such amendment, repeal, agreement, action, withdrawal or enactment would have a material adverse effect on the rights of the Holders of the Notes;

(4) impose, tax or otherwise make a charge on the Notes, the Note Guarantees, this Indenture, the Notes Collateral Documents or any payments or deposits to be made thereunder or on the Holders or Beneficial Owners of the Notes, the Trustee or the Collateral Agent;

(5) except pursuant to the Credit Agreement Documents, Notes Documents, the Representation Letter, the other documents entered into in connection therewith and agreements in effect on the date of this Indenture, waive its sovereign immunity in any manner that would create recourse to the Resort Property, except that the Tribe may do so to the extent it is acting for the account and benefit of the Company or any of the Restricted Subsidiaries and so long as such action of the Tribe would not be prohibited by this Indenture if undertaken directly by the Company or any of the Restricted Subsidiaries and such action has been approved by the Management Board;

(6) conduct or permit on behalf of the Tribe or any Affiliate of the Tribe the conduct of any Gaming within the State of New Mexico other than through the Company or a Guarantor;

(7) dissolve, reorganize, restructure or rename the Company, Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods or Ski Apache, cause the Company to cease to be a wholly-controlled instrumentality of the Tribe, restrict or eliminate the right of the Company to conduct Gaming operations or operate the Resort Property;

(8) fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature that is not an obligation of the Company which, if not paid, would permit enforcement of a lien (other than a Permitted Lien) on the Resort Property or the assets of the Company or any Restricted Subsidiary, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of those assets;

(9) permit or incur any consensual liability of the Tribe (or any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Company or any of the Restricted Subsidiaries, for which any of the Resort Property or the assets of the Company or any of the Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Company or any of the Restricted Subsidiaries, other than a liability that the Company or the Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Indenture;

(10) pursuant to or within the meaning of Bankruptcy Law, appoint or consent to the appointment of a receiver or custodian of the Company or a Guarantor for all or substantially all of the assets of the Company or a Guarantor;

(11) enact any Bankruptcy Law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders of the Notes provided for in the Notes Documents;

(12) exercise any power of eminent domain over the Resort Property or any assets of the Company or any of the Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the Notes); or

(13) directly or indirectly challenge the validity or legality of any provision of the Transaction Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally recognized Indian tribes.

(b) The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, the Holders of the Notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the Notes and the Note Guarantees before any payment or any distribution to the Tribe.

(c) In the event that the Tribe receives any payment from the Company or any of the Restricted Subsidiaries at a time when such payment is prohibited by the terms of this Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Company, to the Company.

(d) The Tribe will, as soon as practicable, provide a reasonably detailed written notice to the Trustee of any action taken or to be taken by the Tribe to comply with federal or state law that would otherwise violate any provision of this Section 5.01, accompanied by an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law.

ARTICLE 6

SUCCESSORS

Section 6.01 Merger, Consolidation, or Sale of Assets.

Neither the Company nor any of the Guarantors will, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Guarantors, taken as a whole, in any transaction or series of related transactions, to another Person; provided that this covenant shall not apply to a consolidation or merger, or a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors wholly owned by the Company.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest, including any PIK Interest, on the Notes;

(2) default in payment when due of the principal of or premium, if any, on Notes;

(3) failure by (a) the Company to comply with the provisions of Section 4.13, 4.16 or 4.35 hereof or (b) the Company or any Guarantor to comply with the provisions described under Section 4.08 or 6.01 hereof;

(4) failure by the Company or any of the Restricted Subsidiaries to comply for (a) 30 days after notice with the provisions described under Section 4.03, 4.07, 4.09 or 4.11 or (b) 60 days after notice with any of the other agreements in this Indenture or the Notes (other than a default set forth in clauses (1), (2), (3) or (4)(a) of this Section 7.01);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; provided, however, that a default under the New 2020 Notes Documents, the Original 2020 Notes Documents or the 2010 Notes documents shall not constitute an Event of Default under this clause (5).

(6) failure by the Company or any of the Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days; provided, however, that judgments with respect to the New 2020 Notes Documents, the Original 2020 Notes Documents or the 2010 Notes Documents shall not constitute an Event of Default under this clause (6);

(7) the Company or any of the Guarantors, within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(F) is for relief against the Company or any of the Guarantors;

(G) appoints a custodian of the Company or any of the Guarantors; or

(H) orders the liquidation of the Company or any of the Guarantors;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) any of the Notes Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(10) any representation or warranty made by the Company or a Guarantor in any Notes Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Company or a Guarantor at any time under or in connection with any such Notes Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(11) any breach of any agreement in the Notes Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Company or any Guarantor of any of its obligations under the Notes Collateral Documents or the unenforceability of the Notes Collateral Documents against the Company or any Guarantor for any reason;

(12) any representation or warranty made by the Company or the Tribe in the Representation Letter shall prove to have been inaccurate in any material respect on or as of the date made;

(13) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of a material portion of the Gaming operations for a period of more than 90 consecutive days at the Resort Property;

(14) failure by the Tribe to comply with the provisions described under Section 5.01 hereof for 45 days after notice to comply; and

(15) the Tribe ceases to be recognized (a) by the United States as an Indian tribe as defined in IGRA or (b) as an Indian tribal government pursuant to Section 7871 of the Code.

Section 7.02 Acceleration.

In the case of an Event of Default specified in clause (7) or (8) of Section 7.01 hereof, with respect to the Company or any of the Guarantors, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

Following an Event of Default (other than an Event of Default described in clause (7) or (8) of Section 7.01 hereof), and only until the holders of at least 25% in principal amount of the then outstanding Notes direct the Trustee to direct the Collateral Agent to cease the disbursement of funds in the Deposit Accounts to pay or fund the payment of any amount set forth on the most recent Operating and CapEx Budget that has been submitted to the Trustee, the Collateral Agent will not prohibit funds in the Deposit Accounts from being disbursed to the Company to pay or fund the payment of any amount set forth on such Operating and CapEx Budget; provided that the foregoing shall not restrict the payment of Monthly Service Payments or Permitted Tax Payments made in compliance with this Indenture.

Notwithstanding the foregoing, in the event that the Company fails to make available any report required by the provisions described in Section 4.03(a) hereof to the holders of Notes (in a manner consistent with Section 4.03(c) hereof) on or prior to the 30th day following the deadline for such report to be made available, additional interest shall accrue on the Notes as set forth therein.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 7.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

In addition to the foregoing, if an Event of Default occurs and is continuing with respect to the Notes:

(1) the Trustee may, in addition to any rights and remedies available to it under this Indenture and the Notes Collateral Documents, take such action it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings; and

(2) subject to the approval of a court of competent jurisdiction that appointment is permitted under IGRA, the Trustee shall have the right to seek a court order designating a Person to ensure that Gross Revenues of the Resort Business (other than Cage and Operating Cash) are deposited into the Deposit Accounts in compliance with Section 4.08 hereof and any use of funds in the Deposit Accounts is not prohibited by this Indenture; provided that such Person shall have no right to engage, directly or indirectly, in any Management Activity with respect to the Resort Business.

Section 7.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including without limitation in connection with a purchase of, or tender or exchange offer for, Notes); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Collateral Agent shall only exercise powers in accordance with the Trustee’s direction.

Section 7.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 7.08 Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10 Priorities.

If the Trustee collects any money pursuant to this Article 7, it shall pay out the money in the following order:

First: to the Trustee and the Collateral Agent, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 8

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but shall have no obligations to verify mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be required to take notice or be deemed to have notice of any Default hereunder except for Defaults specified in subsections (1) or (2) of Section 7.01 hereof, unless a Responsible Officer of the Trustee located at the Corporate Trust Office of the Trustee shall be specifically notified in writing of such Default by the Holders of at least a majority in aggregate principal amount of outstanding Notes, and all notices or other instruments required by this Indenture to be delivered to the Trustee, must, in order to be effective, be delivered at the Corporate Trust Office of the Trustee, and in the absence of such notice so delivered, the Trustee may conclusively assume there is no Default except as aforesaid.

(h) The Trustee’s immunities and protections from liability and its right to compensation and indemnification in connection with the performance of its duties under this Indenture shall apply to the Trustee when acting as Trustee or as Agent or in any other capacity hereunder and shall extend to its officers, directors, agents and employees.

(i) Delivery of reports, information and documents to the Trustee under Sections 4.26, 4.29 and 4.35 hereof are for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates).

(j) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it becomes known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company.

Section 8.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will indemnify the Trustee and any predecessor trustee, and its officers, directors, employees and agents against any and all losses, damages, claims, liabilities or expenses including without limitation reasonable fees of counsel and taxes (other than taxes based upon, measured by or determined by income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 8.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 8.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 8.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof will continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 8.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Management Board evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes, as applicable (including the related Note Guarantees) on the date the conditions set forth below are satisfied with respect thereto (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the related Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under Notes, the Note Guarantees and this Indenture with respect thereto (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of the Notes to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to in Section 9.04 hereof;

(2) the Company’s obligations with respect to the Notes under Sections 2.03, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03 Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07 to 4.21 and 4.23 to 4.35 hereof, Article 5 hereof and Article 6 hereof on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(3) through 7.01(5) hereof will not constitute Events of Default with respect to the Notes.

Section 9.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 9.02 or 9.03 hereof:

(1) the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the applicable Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, in the event that such nationally recognized firm of independent public accountants no longer customarily provide this type of opinion, according to a certificate of an Officer of the Company), to pay the principal of, premium, if any, and interest on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of an election under Section 9.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 9.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and other than breaches, violations or defaults arising solely out of Defaults and Events of Default described in clause (4) of this Section 9.04) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 9.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 9 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the applicable Notes and Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Notes; to (provided, that any required governmental approval to ensure the enforceability of the Notes and this Indenture, including that of the NIGC or the BIA, is obtained):

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the issuance of Additional Notes, subject to compliance with the Sections 4.11 and 4.16 hereof;

(4) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any Holder under this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents;

(5) conform the text of any of the Notes Documents to any provision of the “Description of the 2023 Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the 2023 Notes” was intended to be a verbatim recitation of a provision of any of the Notes Documents;

(6) enter into additional or supplemental Notes Collateral Documents that would not adversely affect the legal rights of any Holder under this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents;

(7) allow any Subsidiary to execute a supplemental indenture otherwise permitted to be executed by the Company hereunder and/or a Note Guarantee with respect to any Notes; or

(8) in the event that PIK Notes are issued in certificated form, make reasonable, customary and appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes (which shall in no event be less than $1.00) and establish minimum redemption amounts for certificated PIK Notes.

Upon the request of the Company accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company, the Guarantors and the Tribe in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02 With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, the Notes).

Without the consent of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, such Notes), the Company may not amend, alter or waive Section 4.13, 4.16 or 4.35 hereof or any provisions of this Indenture relating to the Notes Collateral Documents that adversely affects the rights of any Holder of Notes. Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 10.02.

Upon the request of the Company accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company, the Guarantors and the Tribe in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents. However, notwithstanding the foregoing or anything to the contrary herein, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 4.13, 4.16 and 4.35 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.13, 4.16 or 4.35 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9) release all or substantially all of the Collateral from the Lien of this Indenture of the Notes Collateral Documents (except in accordance with the provisions thereof); or

(10) make any change in the preceding amendment and waiver provisions described in this Section 10.02 related to the Notes.

Section 10.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 10.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Management Board of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 8.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01. Security.

The due and punctual payment of the principal of and interest, if any, on the Notes and all Obligations with respect to each Note Guarantee when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company, the Guarantors and the Tribe to the Holders of Notes or the Trustee under this Indenture, the Notes and the Note Guarantees, as applicable, according to the terms hereunder or thereunder, are secured as provided in the Notes Collateral Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Notes Collateral Documents as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Notes Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Notes Collateral Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Notes Collateral Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take, any and all actions required to cause the Notes Collateral Documents to create and maintain, as security for the Obligations of the Company, the Guarantors and the Tribe hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

Section 11.02. Security Interest During an Event of Default.

If an Event of Default occurs and is continuing, the Trustee may, in addition to any rights and remedies available to it under this Indenture and the Notes Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions set forth in this Indenture and the Notes Collateral Documents, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and continuation of an Event of Default, to the extent permitted by applicable federal and state law and the Compact and subject to the limitations set forth under Section 15.04 hereof and the Intercreditor Agreement:

(1) all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent;

(2) all voting and consensual rights pertaining to the Collateral will become vested solely in the Collateral Agent and the right of the Company and the Guarantors to exercise any such voting or consensual rights will cease; and

(3) the Collateral Agent may distribute or sell the Collateral or any part of the Collateral in accordance with the terms of the Notes Collateral Documents.

Section 11.03. Release of Collateral.

(a) Subject to subsections (b) and (c) of this Section 11.03, Collateral may be released from the Lien and security interest created by the Notes Collateral Documents at any time or from time to time in accordance with the provisions of the Notes Collateral Documents and as provided hereby. In addition, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Collateral Agent will release from the Lien created by this Indenture and the Notes Collateral Documents:

(1) Collateral that is sold, transferred, disbursed or otherwise disposed of to the extent such sale, transfer, disbursement or disposition is not in violation of the provisions of this Indenture (including, without limitation, pursuant to an Asset Sale or Event of Loss); provided that any products or proceeds received by the Company or a Guarantor in respect of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral to the extent required by this Indenture and the Notes Collateral Documents;

(2) the Lien on the property and assets of a Guarantor upon the release of such Guarantor from its Note Guarantee in accordance with the terms of this Indenture;

(3) any Lien on any property or asset of the Company or a Guarantor that is or becomes an Excluded Asset;

(4) Collateral that is released with the consent of the Holders of the Notes as set forth under Article 10 hereof; and

(5) all Collateral upon legal or covenant defeasance pursuant to the provisions set forth under Article 9 hereof or discharge of this Indenture in accordance with the provisions set forth under Article 13 hereof; provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders of the Notes as required by such provisions shall not be released other than in accordance with such provisions.

Upon receipt of such Officer’s Certificate the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents.

(b) No Collateral may be released from the Lien and security interest created by the Notes Collateral Documents pursuant to the provisions of the Notes Collateral Documents unless the certificate required by this Section 11.03 has been delivered to the Collateral Agent.

(c) The release of any Collateral from the terms of this Indenture and the Notes Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of this Indenture and the Notes Collateral Documents.

Section 11.04. Authorization of Actions to Be Taken by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of Sections 8.01 and 8.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Notes Collateral Documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

Following an Event of Default, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 11.05. Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 11.06. Termination of Security Interest.

The Trustee will, if requested by the Company in connection with any release of Collateral in accordance with Section 11.03 hereof, deliver a certificate to the Collateral Agent informing the Collateral Agent of such release and instructing the Collateral Agent to execute and deliver all instruments and documents, and take such other actions, as may be reasonably required to evidence such release.

Section 11.07. Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Notes Collateral Documents by the Company or the Collateral Agent.

ARTICLE 12

NOTE GUARANTEES

Section 12.01. Guarantee.

(a) Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, and premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 12.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03. Execution and Delivery of Note Guarantees.

To evidence its Note Guarantee set forth in Section 12.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit C hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any domestic Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Company will cause such domestic Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 12, to the extent applicable

Section 12.04. Releases.

(a) The Note Guarantee of a Guarantor will be released:

(1) in connection with the sale or other disposition of all or substantially all of the assets of such Guarantor, if the sale or disposition does not violate Section 4.13 hereof or any other term;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.13 or any other term hereof;

(3) if the Company designates such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.20 hereof; or

(4) upon legal defeasance in accordance with Article 9 hereof or satisfaction and discharge of this Indenture in accordance with Article 13 hereof.

(b) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 12.04 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed, Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 13.01, the provisions of Sections 13.02 and 9.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02 Application of Trust Money.

Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the applicable Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the applicable Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02 Notices.

Any notice or communication by the Company, any Guarantor, the Tribe or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Inn of the Mountain Gods Resort and Casino

287 Carrizo Canyon Road

Mescalero, New Mexico 88340

Facsimile No.: 575-464-7010

Attention: Chief Operating Officer

With a copy to:

John D. Wheeler & Associates, A Professional Corporation

P.O. Box 1810

Alamogordo, New Mexico 88310

Facsimile No.: (575) 437-3557

Attention: General Counsel to the Mescalero Apache Tribe

And a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile No.: (212) 354-8113

Attention: Gary A. Kashar

If to the Tribe:

Mescalero Apache Tribe

P.O. Box 227

Mescalero, New Mexico 88340

Facsimile No.: (575) 464-9191

Attention: President

With a copy to:

John D. Wheeler & Associates, A Professional Corporation

P.O. Box 1810

Alamogordo, New Mexico 88310

Facsimile No.: (575) 437-3557

Attention: General Counsel to the Mescalero Apache Tribe

And a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile No.: (212) 354-8113

Attention: Gary A. Kashar

If to the Trustee:

UMB Bank, N.A.

120 South Sixth Street, Suite 1400

Minneapolis, Minnesota 55402

Facsimile No.: (612) 337-5039

Attention: Michael Slade

The Company, any Guarantor, the Tribe or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery (or, in the case of Notes held in book-entry form, by electronic transmission) to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability.

No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 14.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

ARTICLE 15

WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES;

RECOURSE TO THE TRIBE

Section 15.01 Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process.

None of the Company, any of the Guarantors or the Tribe (each a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(1) the Tribe, the Company and each Guarantor to the fullest extent legally empowered expressly and irrevocably waives sovereign immunity (and any defense based thereon) of the Company and each Guarantor from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) with respect to the Notes Documents and any other document or agreement entered into in connection therewith (collectively, the “Transaction Documents”) or the transactions contemplated thereby, provided that:

(a) each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction Document by Persons expressly stated to benefit from the applicable Transaction Document;

(b) the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c) the Action shall only be to (i) interpret or enforce the provisions of the Transaction Documents or rights arising in connection therewith or the transactions contemplated thereby, (ii) enforce and execute any order, judgment, award or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(d) the Action shall not include a claim for punitive or consequential damages; and

(e) any order, judgment, ruling or other remedy related to any Action permitting monetary recovery shall be enforceable only against the Resort Property that is not real property or an interest in real property; and

(2) the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action with respect to the Transaction Documents or the transactions contemplated thereby, subject to the terms, conditions and limitations set forth under Section 15.05 hereof, and provided that:

(a) the Action shall only be to (i) interpret or enforce the provisions set forth under Article 5 hereof or rights arising in connection therewith, (ii) enforce and execute any order, judgment or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(b) the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c) the Action shall not include a claim for punitive or consequential damages; and

(d) any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under Section 15.05 hereof.

For the avoidance of doubt, the Trustee and the Holders are each expressly recognized by all parties to this Indenture to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in clauses (1) and (2) of this Section 15.01, and the provisions set forth under Section 15.03 hereof.

Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally submit, for itself and its property, to the jurisdiction of the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court from which any appeals therefrom are available (the “New York State Courts”), or if the New York State Courts lack or decline jurisdiction over any Action, any other court of competent jurisdiction, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each Tribal Party and the Trustee will irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such court. Notwithstanding the foregoing, each of the parties to the Transaction Documents have agreed that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Tribal Party hereby expressly waives, to the fullest extent it may legally and effectively do so, any right either may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention.

For the purposes of the Transaction Documents, each of the parties thereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Notwithstanding any of the foregoing, other than as set forth in Section 15.03 hereof, nothing in the Transaction Documents will limit the ability of any party to a Transaction Document to move to compel arbitration and/or move to stay or dismiss a lawsuit in favor of arbitration.

Section 15.02 Agent for Service.

In connection with its execution and delivery of the Notes Documents and for the purpose thereof, each of the Company, the Guarantors and the Tribe (1) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System (“CT”) (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating thereto and acknowledges that CT has accepted such designation and (2) agrees that service of process upon CT and written notices of said service to such party in accordance with the terms of the Notes Documents shall be deemed effective service of process upon such party in any such suit or proceeding. As expressly contemplated by the preceding sentence, each of the Company, the Guarantors and the Tribe further agree to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as any of the Obligations under this Indenture, the Notes or the Note Guarantees shall be outstanding; provided, however, that such party may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents that (1) maintains an office located in the City of New York, County of New York in the State of New York and (2) is a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the City of New York, County of New York, State of New York.

Nothing in the Notes Documents shall affect the right of any party thereto to serve legal process upon the Company, a Guarantor or the Tribe in any other manner permitted by law.

Section 15.03 Arbitration.

Notwithstanding the irrevocable submission to the exclusive jurisdiction of the courts described in Section 15.01 hereof, but subject to the first paragraph of Section 15.01 hereof, the Company, each Guarantor and the Tribe agree that the Trustee or Holders of the Notes may, and Holders of the Notes agree that, with the consent of the Holders of a majority of the aggregate outstanding principal amount of the Notes, the Company, any Guarantor or the Tribe may (1) submit any controversy, claim, suit or other action between or among the parties thereto arising out of or relating to the Transaction Documents, or the enforcement of rights thereunder, to binding arbitration or (2) remove any such action brought by any other party in any forum other than an arbitration contemplated hereby and submit such action to be determined by binding arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators in accordance with the AAA Commercial Arbitration Rules. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of any party to the Transaction Documents to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Any arbitration undertaken pursuant to a Transaction Document will take place in the City of New York, County of New York.

Section 15.04 Management Activity Limitations.

Notwithstanding any provision in the Notes Documents or the Representation Letter, or any other right to enforce the provisions of any Notes Documents, none of the Trustee, the Collateral Agent or any Holder of the Notes or anyone acting on their behalf shall engage, or shall cause any other person to engage, in any planning, organizing, directing, coordinating or controlling all or any portion of the operations of the Resort Business (collectively, “Management Activities”), including, but not limited to:

(1) the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(2) any working or employment policies or practices;

(3) the hours or days of operation;

(4) any accounting systems or procedures;

(5) any advertising, promotions or other marketing activities;

(6) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(7) the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(8) budgeting, allocating, or conditioning payments of the Company’s operating expenses.

provided, however, that upon the occurrence of a Default or Event of Default under this Indenture, none of the Trustee, the Collateral Agent or any Holder of the Notes will be in violation of this Section 15.04 as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in the Notes Documents that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; (b) requiring that (or directing the requirement that) all or any portion of the Gross Revenues be applied to satisfy terms or conditions of the Notes Documents; or (c) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under the Notes Documents.

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS INDENTURE OR IN ANY OTHER TRANSACTION DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THE TRANSACTION DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE RESORT BUSINESS BY ANY PERSON OTHER THAN THE COMPANY, GUARANTORS OR THE TRIBE, OR IN EACH CASE A MANAGEMENT COMPANY APPOINTED THEREBY AND DULY APPROVED BY THE APPLICABLE GOVERNMENTAL AUTHORITIES, OR DEPRIVE THE COMPANY, GUARANTORS OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE RESORT BUSINESS; AND (B) NONE OF THE TRUSTEE OR THE HOLDERS OF THE NOTES (OR ANY OF THEIR SUCCESSORS, ASSIGNS OR AGENTS) WILL EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY TRANSACTION DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE RESORT BUSINESS OR THAT WOULD DEPRIVE THE COMPANY, GUARANTORS OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE BUSINESS.

Section 15.05 Recourse to the Tribe.

Except as set forth in the following sentence, holders of the Notes shall not have any recourse against assets of the Tribe (other than Resort Property and any property transferred in violation of this Indenture as set forth in this Indenture) with respect to the Obligations of the Company and the Guarantors under the Notes Documents. Holders of the Notes shall have full recourse against the Tribe (including any property transferred to the Tribe in violation of this Indenture, but excluding any recourse to Protected Assets) for the Obligations of the Company and the Guarantors under the Notes Documents if, and only if:

(1) an Event of Default has occurred as a result of the Company failing to comply with terms of the first sentence of Section 4.08 hereof;

(2) an Event of Default has occurred as a result of the Tribe failing to comply with the terms of clause (a)(1), (a)(3), (a)(7), (a)(10) or (a)(11) of Section 5.01 hereof;

(3) the Tribe rescinds, declares invalid or otherwise abrogates the provisions of this Indenture set forth under Section 15.01 or 15.03 hereof (or any similar provisions in the Notes or any Notes Document); or

(4) the Tribe receives a payment or distribution from the Company or any Guarantor that is prohibited by Section 4.09 hereof, and such payment or distribution has not been repaid to the Company or the applicable Guarantor within 30 days after written notice has been provided to the Tribe by the Trustee or any Holder of Notes.

Section 15.06 Limitation on Encumbrances.

Notwithstanding any right of the Trustee, the Collateral Agent or any Holder of Notes, or any requirements or restrictions imposed on or with respect to the Company or the Resort Property in any Transaction Document, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81 in any Transaction Document shall not be effective for longer than six years and 364 days.

[Signatures on following page]

SIGNATURES

Dated as of [●], 2020

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

CASINO APACHE

By:
Name:
Title:

CASINO APACHE TRAVEL CENTER

By:
Name:
Title:

INN OF THE MOUNTAIN GODS

By:
Name:
Title:

SKI APACHE

By:
Name:
Title:

APACHE TRIBE OF THE MESCALERO RESERVATION

By:
Name:
Title:

[Signature page to Indenture]

UMB BANK, N.A. not in its individual capacity, but solely as Trustee

By:
Name:
Title:

[Signature page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP [●] / ISIN [●]

9.25% Senior Notes due 2023

No.	$

[or such other principal amount as shall be set forth on the Schedule of Principal Amount attached hereto as Schedule A][1]

INN OF THE MOUNTAIN GODS RESORT AND CASINO

promises to pay to                                          or registered assigns,

the principal sum of                                          DOLLARS on November 30, 2023 [or such other principal amount as shall be set forth on the Schedule of Principal Amount attached hereto as Schedule A]2.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[Signature Page Follows]

[1]	Insert in Global Notes.
[2]	Insert in Global Notes.

IN WITNESS HEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: , 20

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

[Back of Note]

9.25% Senior Notes due 2023

[Insert PIK Legend if the Notes are issued in certificated form]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Inn of the Mountain Gods Resort and Casino (the “Company”), a business enterprise of the Apache Tribe of the Mescalero Reservation, promises to pay interest on the principal amount of this Note at a rate of 9.25% per annum from                     , 20     until maturity. The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 1, 2021.

Interest will be payable in cash; provided, that, subject to the immediately following paragraph, with respect to each Interest Payment Date, to the extent that as of the last day of the most recently completed Fiscal Quarter (a “PIK Determination Date”) ending prior to such Interest Payment Date for which financial reports have been delivered pursuant to the covenant set forth in Section 4.03 of the Indenture, the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement (as in effect on the date of the Indenture)) is below 1.0 to 1.0, an amount of interest payable on such Interest Payment Date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company (made by delivering an Officer’s Certificate to the Trustee), be paid by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”) in the manner described in clause (2) below; provided that the aggregate amount of PIK Interest paid at any time shall not cause the aggregate amount of PIK Interest paid on all Notes since the date of issuance of the Initial Notes to exceed $7.5 million. The period (x) commencing on a PIK Determination Date on which the Interim Fixed Charge Coverage Ratio is below 1.0 to 1.0 (and interest on the next Interest Payment Date may therefore be satisfied, in whole or in part (as the case may be pursuant to the preceding sentence), by the Company by issuing PIK Notes) and (y) ending on the first subsequent PIK Determination Date following each occurrence of an event specified in (x) above on which the Interim Fixed Charge Coverage Ratio is not below 1.0 to 1.0 (and the next interest payment due in respect of the Indenture shall therefore be satisfied by Company in full in cash) is referred to as the “PIK Period.”

Notwithstanding the preceding paragraph, (1) the PIK Determination Date for the April 1, 2021 interest payment date will be February 28, 2021 and the Interim Fixed Charge Coverage Ratio with respect to such date will be calculated based on the period beginning October 1, 2020 and ending on February 28, 2021 and (2) the PIK Determination Date for the October 1, 2021 interest payment date will be August 31, 2021 and the Interim Fixed Charge Coverage Ratio with respect to such date will be calculated based on the period beginning October 1, 2020 and ending on August 31, 2021.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All payments of interest on overdue principal and installments of interest shall be paid in cash.

Notwithstanding the foregoing, in the event that the Company fails to make available any report required by the provisions described in Section 4.03 of the Indenture to the Holders of the Notes (in a manner consist with Section 4.03 of the Indenture) on or prior to the 30th day following the deadline for such report to be made available, the interest rate set forth above shall be increased by 0.50% per annum from and including the day after such deadline through but excluding the date such report is made available. Any references herein and in the Indenture to “interest” shall include such additional interest, if applicable.

(2) METHOD OF PAYMENT. The Company will pay interest on this Note (except defaulted interest) to the Persons who are registered Holders of this Note at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of cash interest may be made by check mailed to the Holder of this Note at its address set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on this Note if it is issued as a Global Note or otherwise if the Holder of this Note shall have provided wire transfer instructions to the Company or the Paying Agent. Any such cash payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant Interest Payment Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in writing by the Company to the Trustee and (y) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee or the Authenticating Agent will, at the written request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of any outstanding Global Notes as a result of a PIK Payment, such Global Note will bear interest at the applicable rate provided above on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date at the applicable rate provided above.

(3) PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of [●], 2020 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION. The Company may redeem all or a part of the Notes at any time upon not less than three Business Days’ nor more than 60 days’ notice, at the redemption price of 100.00% (expressed as percentage of principal amount) plus accrued and unpaid interest thereon, if any, to but not including the applicable redemption date. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION.

(a) Other than as set forth in the following three paragraphs, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b) Within 110 days after the end of each Fiscal Year, beginning with the Fiscal Year ending on September 30, 2021, if on the last day thereof, the Annual Amount (utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), less (1) amounts paid with respect to such Fiscal Year from the end of such Fiscal Year through the date of redemption pursuant to clauses (e) through (l) set forth under Section 4.08 of the Indenture and (2) the Annual Service Payment paid or to be paid with respect to such Fiscal Year pursuant to Section 4.08(m) of the Indenture is greater than zero, then the Company will redeem the maximum principal amount of Notes that can be redeemed with such excess amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but not including the applicable redemption date; provided that, for avoidance of doubt, no redemption pursuant to this paragraph shall cause the Liquidity Amount to be less than $10.0 million.

(c) Within 110 days of the last day of each Fiscal Year (beginning with the fiscal year ending on September 30, 2021), the Company shall redeem at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but not including the applicable redemption date, the maximum amount of Notes that can be redeemed with $1.5 million; provided that no redemption pursuant to this paragraph shall cause the Liquidity Amount to be less than $10.0 million.

(d) Within five Business Days of the receipt by the Company of net proceeds of any Indebtedness incurred after the date of the Indenture pursuant to Section 4.11(b)(1) which are required pursuant to such clause (1) to be used to repay, repurchase, redeem, defease or otherwise discharge the Notes, the Company shall redeem the maximum amount of the Notes that can be redeemed with such net proceeds at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to but not including the applicable redemption date.

(7) GAMING REDEMPTION

(a) If at any time a Gaming Regulatory Authority determines, and a holder or Beneficial Owner of any of the Notes is notified, that:

(1) the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Regulatory Authority;

(2) the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3) the holder or Beneficial Owner has been found to be unsuitable for any required license, qualification or finding of suitability;

then the Company, at its option, may:

(A) require that the holder or Beneficial Owner dispose of such holder’s or Beneficial Owner’s Notes within 30 days, or an earlier date as may be required by the applicable Gaming Regulatory Authority, of (i) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (ii) the receipt of the notice from the applicable Gaming Regulatory Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable or that such license, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(B) redeem such holder’s or Beneficial Owner’s Notes at a price equal to the least of (i) 100% of the principal amount of the Notes held by such holder or Beneficial Owner, (ii) the price paid for the Notes by such holder or Beneficial Owner, minus the amount of accrued and unpaid interest at the time of purchase by such holder or Beneficial Owner, and (iii) the current market price of the Notes, in each case, other than clause (iii), together with accrued and unpaid interest to the redemption date or such earlier date as may be required by the applicable Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Regulatory Authority.

(b) Notwithstanding any other provision of the Indenture, immediately upon a determination that a Holder or Beneficial Owner of Notes will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, such Holder or Beneficial Owner will have no further rights (1) to exercise any right conferred by the Indenture, the Notes or the Notes Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the Notes set forth in clause (a) above.

(8) REPURCHASE AT THE OPTION OF HOLDER

(a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will commence an offer to the Holders of Notes in accordance with Sections 3.09 and 4.13 of the Indenture. Holders of Notes that are the subject of such an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to such Notes.

(c) If the Company or a Restricted Subsidiary of the Company experiences an Event of Loss with respect to all or any portion of the Resort Property, when the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company will commence an offer to the Holders of Notes in accordance with Sections 3.09 and 4.35 of the Indenture. Holders of Notes that are the subject of such an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to such Notes.

(9) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least three Business Days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed or if any PIK Payment has been made, in which case Notes in denominations of $1.00 and whole multiples of $1.00 may be redeemed.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1.00 in excess thereof (other than any increase in the principal amount of the Notes as a result of PIK Interest which may be made in integral multiples of $1.00; provided that PIK Notes shall be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class.

Without the consent of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, such Notes), the Company may not amend, alter or waive Section 4.13, 4.16 or 4.35 of the Indenture or any provisions of the Indenture relating to the Notes Collateral Documents that adversely affects the rights of any Holder of Notes.

Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the issuance of Additional Notes, subject to compliance with Section 4.11 and 4.16 of the Indenture, (iv) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any Holder under the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents, (v) conform the text of any of the Notes Documents to any provision of the “Description of the 2023 Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the 2023 Notes” was intended to be a verbatim recitation of a provision of any of the Notes Documents, (vi) enter into additional or supplemental Notes Collateral Documents that would not adversely affect the legal rights of any Holder under the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents, (vii) allow any Subsidiary to execute a supplemental indenture otherwise permitted to be executed by the Company under the Indenture and/or a Note Guarantee with respect to any Notes or (viii) in the event that PIK Notes are issued in certificated form, make reasonable, customary and appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes (which shall in no event be less than $1.00) and establish minimum redemption amounts for certificated PIK Notes.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest, including PIK Interest, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on Notes, (iii) failure by (a) the Company to comply with the provisions of Section 4.13, 4.16 or 4.35 of the Indenture or (b) the Company or any Guarantor to comply with the provisions described under Section 4.08 or 6.01 of the Indenture; (iv) failure by the Company or any of the Restricted Subsidiaries to comply for (a) 30 days after notice with the provisions described under Section 4.03, 4.07, 4.09 or 4.11 or (b) 60 days after notice with any of the other agreements in the Indenture or the Notes (other than a default set forth in clauses (i), (ii), (iii) or (iv)(a) above); (v) default under certain other agreements relating to Indebtedness of the Company or any of the Restricted Subsidiaries if that default results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors; (viii) any of the Notes Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; (ix) any representation or warranty made by the Company or a Guarantor in any Notes Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Company or a Guarantor at any time under or in connection with any such Notes Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; (x) any breach of any agreement in the Notes Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Company or any Guarantor of any of its obligations under the Notes Collateral Documents or the unenforceability of the Notes Collateral Documents against the Company or any Guarantor for any reason; (xi) any representation or warranty made by the Company or the Tribe in the Representation Letter shall prove to have been inaccurate in any material respect on or as of the date made; (xii) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of a material portion of the Gaming operations for a period of more than 90 consecutive days at the Resort Property; (xiii) failure by the Tribe to comply with the provisions described under Section 5.01 of the Indenture for 45 days after notice to comply; and (xiv) the Tribe ceases to be recognized (a) by the United States as an Indian tribe as defined in IGRA or (b) as an Indian tribal government pursuant to Section 7871 of the Code. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Notes Collateral Documents, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO PERSONAL LIABILITY. No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on this Note, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Note or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

(20) WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES; RECOURSE TO THE TRIBE. All provisions of the Indenture relating to waivers of sovereign immunity, jurisdiction and consent to service of process, agent for service, arbitration, management activity limitations, recourse to the Tribe and limitation on encumbrances are hereby incorporated herein with the same force and effect as though set forth herein.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Inn of the Mountain Gods Resort and Casino

287 Carrizo Canyon Road

Mescalero, NM 88340

Attention: Corporate Secretary

SCHEDULE A3

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Note shall be $            . The following (i) exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note and (ii) other decreases/increases in the principal amount at maturity of this Note or at other times (including as a result of PIK Payments) have been made.

Date of Exchange/ Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Paying Agent

[3]	Insert in Global Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13, 4.16 or 4.35 of the Indenture, check the appropriate box below:

☐ Section 4.13                ☐ Section 4.16                 ☐ Section 4.35

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13, 4.16 or 4.35 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , 20    , among                                          (the “Guaranteeing Subsidiary”), a subsidiary of Inn of the Mountain Gods Resort and Casino (or its permitted successor) (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein), the Apache Tribe of the Mescalero Reservation (the “Tribe”) and UMB Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [●], 2023 providing for the issuance of 9.25% Senior Notes due 2023;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 12 thereof.

4. NO PERSONAL LIABILITY. No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, will have any liability for any obligations of the Company, a Guarantor or the Tribe under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK, SUBJECT TO CERTAIN EXCEPTIONS, WILL GOVERN AND BE USED TO CONSTRUE THE NOTES DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED THAT CERTAIN MATTERS RELATED TO THE NOTES COLLATERAL DOCUMENTS WILL ALSO BE GOVERNED BY THE TRIBAL UCC.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

9. WAIVER OF SOVEREIGN IMMUNITY; MANAGEMENT ACTIVITIES; RECOURSE TO THE TRIBE. All provisions of the Indenture relating to waivers of sovereign immunity, jurisdiction and consent to service of process, agent for service, arbitration, management activity limitations, recourse to the Tribe and limitation on encumbrances are hereby incorporated herein with the same force and effect as though set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

CASINO APACHE
CASINO APACHE TRAVEL CENTER
SKI APACHE
INN OF THE MOUNTAIN GODS

By:
Name:
Title:

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

EXHIBIT C

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of [●], 2020 (the “Indenture”) among Inn of the Mountain Gods Resort and Casino (the “Company”), the Apache Tribe of the Mescalero Reservation, the Guarantors party thereto and UMB Bank, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title: